                                                                       EXHIBIT 2

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                               PURCHASE AGREEMENT


                                    between


                          THE PERKIN-ELMER CORPORATION


                                      and


                                   EG&G, INC



                                   ----------



                           Dated as of March 8, 1999



                                   ----------



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TABLE OF CONTENTS

                                                                            Page

1.   Sale and Transfer of Subsidiary Stock; Purchase and Sale of Assets;
     Assumption of Liabilities ..............................................  2
1.1  Sale and Transfer of Subsidiary Stock ..................................  2
1.2  Transfer of Assets .....................................................  2
1.3  Excluded Assets.........................................................  5
1.4  Instruments of Conveyance and Transfer .................................  6
1.5  Further Assurances .....................................................  6
1.6  Assumed Liabilities ....................................................  6
1.7  Excluded Liabilities ...................................................  7

2    Closing; Payment of Purchase Price at Closing ..........................  9
2.1  Closing Date ...........................................................  9
2.2  Closing Deliveries by Seller ...........................................  9
2.3  Closing Deliveries by Buyer ............................................ 10
2.4  Purchase Price Allocation .............................................. 10
2.5  Restricted Assets ...................................................... 11
2.6  Post-Closing Adjustment ................................................ 14

3    Representations and Warranties ......................................... 16
3.1  Representations and Warranties of Seller ............................... 16
3.2  Representations and Warranties of Buyer ................................ 37
3.3  Expiration of Representations and Warranties ........................... 39

4    Transactions Prior to Closing .......................................... 39
4.1  Access to Information Concerning Properties and Records;
     Confidentiality ........................................................ 39
4.2  Conduct of the Analytical Instruments Business Pending the
     Closing Date ........................................................... 40
4.3  Transactions with Transferred Subsidiaries ............................. 42
4.4  Guarantees ............................................................. 43
4.5  Further Actions ........................................................ 43
4.6  Notification ........................................................... 43
4.7  No Inconsistent Action ................................................. 44
4.8  License Agreements ..................................................... 44
4.9  Facilities and Services Agreement ...................................... 45
4.10 No Solicitation ........................................................ 45

5    Conditions Precedent ................................................... 45
5.1  Conditions Precedent to Obligations of Buyer and Seller ................ 45

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5.2  Conditions Precedent to Obligations of Buyer ........................... 46
5.3  Conditions Precedent to the Obligations of Seller ...................... 47

6    Employee Relations and Benefits ........................................ 48
6.1  Pre-Closing Conduct; Other Liabilities ................................. 48

7    Termination ............................................................ 51
7.1  General ................................................................ 52
7.2  Obligations in Event of Termination .................................... 52

8    Transactions and Activities Subsequent to Closing ...................... 52
8.1  Access to Books and Records; Confidentiality ........................... 52
8.2  Further Agreements ..................................................... 53
8.3  Asset Returns .......................................................... 54
8.4  Certain Tax Matters .................................................... 54
8.5  Non-Solicitation of Employees .......................................... 55
8.6  Non-Competition ........................................................ 56

9    Miscellaneous .......................................................... 57
9.1  Public Announcements ................................................... 57
9.2  Expenses ............................................................... 57
9.3  Transfer Taxes and Recording Expenses .................................. 57
9.4  Indemnification ........................................................ 57
9.5  Environmental Remediations ............................................. 61
9.6  Pre-Closing Litigation ................................................. 62
9.7  Notices ................................................................ 62
9.8  Entire Agreement ....................................................... 63
9.9  Binding Effect; Benefit ................................................ 63
9.10 Bulk Sales Law ......................................................... 63
9.11 Assignability .......................................................... 63
9.12 Amendment; Waiver ...................................................... 63
9.13 Schedules and Exhibits ................................................. 64
9.14 Other Covenants ........................................................ 64
9.15 Section Headings; Table of Contents .................................... 64
9.16 Severability ........................................................... 64
9.17 Counterparts ........................................................... 64
9.18 Governing Law; Jurisdiction and Service of Process ..................... 65
9.19 No Third Party Beneficiaries ........................................... 65

                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT


                                 SELLER SCHEDULE

Section 1.2(a)        -  Intellectual Property assets to be sold
Section 1.2(b)        -  Real property and leasehold interests to be sold
Section 1.2(e)        -  Management information system assets to be sold
Section 1.2(g)(i)     -  Contracts not to be assigned to Buyer
Section 1.2(g)(ii)    -  Contracts to be assigned to Buyer
Section 1.2(h)        -  Licenses, permits or franchises not to be assigned to
                         Buyer
Section 1.3(h)        -  Real property and improvements not to be sold to Buyer
Section 1.3(k)        -  Intercompany receivables, notes or loans not to be
                         assigned to Buyer
Section 1.7(e)        -  Intercompany receivables, notes or loans not to be
                         assumed by Buyer
Section 2.4           -  Purchase Price Allocation
Section 3.1(a)        -  Subsidiaries, Subsidiaries' outstanding capital stock
                         and the number of shares owned beneficially and of
                         record by the applicable seller
Section 3.1(c)        -  Government approvals or notices required, and other
                         party conflicts
Section 3.1(d)        -  Nominee shares
Section 3.1(f)        -  Permitted encumbrances
Section 3.1(g)        -  Financial information
Section 3.1(h)        -  No undisclosed liabilities
Section 3.1(i)        -  Absence of certain changes
Section 3.1(j)        -  Legal proceedings
Section 3.1(k)        -  Regulatory matters
Section 3.1(l)        -  Labor controversies
Section 3.1(n)(iii)   -  Intellectual Property
Section 3.1(n)(iv)    -  Intellectual Property
Section 3.1(o)        -  Exceptions to possession of required government
                         licenses, permits and approvals
Section 3.1(p)        -  Employee benefit and business plans and related
                         information
Section 3.1(q)        -  Environmental Laws and related legal proceedings
Section 3.1(r)(ii)    -  Tax
Section 3.1(s)(i)     -  Material Contracts
Section 3.1(s)(iii)   -  Breach of Material Contracts
Section 3.1(t)        -  Recall
Section 3.1(u)        -  Affiliate Relationships
Section 3.1(w)        -  Customers and Suppliers

Section 3.1(x)        -  Year 2000
Section 3.1(y)        -  Acquisitions
Section 3.1(aa)       -  Real Estate
Section 4.2           -  Planned exceptions to ordinary course of operation
                         prior to Closing
Section 4.3(a)        -  Assets and liabilities of Transferred Subsidiaries to
                         be assumed by Seller or Seller's Subsidiaries
Section 4.4           -  Guarantees, etc. to be assumed by Buyer
Section 4.8(a)        -  Intellectual Property to be licensed to Buyer
Section 4.8(b)        -  Intellectual Property to be licensed to Seller
Section 4.9           -  Facilities and Services
Section 5.2(d)        -  No Material Adverse Change
Section 6.1(a)(i)     -  Seller's Severance Plan
Section 6.1(a)(ii)    -  Excluded Severance Liabilities
Section 6.1(c)        -  Asset Employees
Section 8.6(a)        -  Products not to be sold by Seller after Closing Date
Section 8.6(b)        -  Excluded Fields
Section 8.6(c)        -  Additional Excluded Fields for other than Life Sciences
Section 9.6           -  Pre-Closing Litigation


                                 BUYER SCHEDULE

                                    EXHIBITS



EXHIBIT A      -  Subsidiaries

EXHIBIT B      -  Locations of Operations

EXHIBIT C      -  Transferred Subsidiaries

EXHIBIT D      -  Subsidiary Asset Sellers

EXHIBIT E      -  Terms of Note

EXHIBIT F      -  Form of Buyer License Agreement

EXHIBIT G      -  Form of Seller License Agreement

EXHIBIT H      -  Form of Transition Agreement

                                GLOSSARY OF TERMS


Defined Term                                                         Section
------------                                                         -------

Accounting Firm                                                      2.6(b)
Accounts Receivable                                                  1.2(j)
Action                                                               3.1(j)(i)
Actively at Work                                                     6.1(c)
Adjusted Closing Net Assets                                          2.6(b)
Affiliate                                                            3.1(u)
Agreement                                                            Preamble
Allocation Schedule                                                  2.4
Analytical Instruments Business                                      Recitals
Analytical Instruments Products                                      8.6
Asset Employees                                                      6.1(c)
Asset Purchase                                                       Recitals
Asset Sellers                                                        Recitals
Assets                                                               Recitals
Assumed Liabilities                                                  1.6
Assumption Agreement                                                 1.6
Benefit Plans                                                        3.1(p)(i)
BSW                                                                  2.6(e)
Business Day                                                         2.5(c)
Buyer                                                                Preamble
Buyer License Agreement                                              4.8(a)
Buyer Plans                                                          6.1(c)(ii)
Buyer Schedule                                                       3.2
Buyer's Objection                                                    2.6(b)
Cash Purchase Price                                                  2.3(a)
CERCLA                                                               3.1(q)(i)
Claim Notice                                                         9.4(c)
Closing                                                              2.1
Closing Balance Sheet                                                2.6(a)
Closing Date                                                         2.1
Closing Net Assets                                                   2.6(a)
Code                                                                 2.4
Company                                                              Recitals
Confidentiality Agreement                                            4.1(a)
Continuing Employee                                                  6.1(a)
Contracts                                                            1.2(g)
Covered Period                                                       3.1(s)(ii)

Damages                                                              9.4(a)
Encumbrances                                                         3.1(f)
Environmental Law                                                    3.1(q)(i)
Environmental Remediation                                            9.5(a)
Equipment                                                            1.2(c)
ERISA                                                                3.1(p)(i)
ERISA Affiliate                                                      3.1(p)(i)
Excluded Asset                                                       1.3
Excluded Fields                                                      8.6
Excluded Liabilities                                                 1.7
External Software                                                    3.1(x)(i)
Final Adjustment Amount                                              2.6(b)
Financial Information                                                3.1(g)
Finished Goods                                                       1.2(d)
Foreign Seller Plan                                                  3.1(p)(ix)
Governmental Authority                                               3.1(j)(i)
Guarantees                                                           4.4
HSR Act                                                              3.1(c)
Indebtedness                                                         1.7(b)
Indemnified Party                                                    9.4(c)
Indemnifying Party                                                   9.4(c)
Indemnity Claim                                                      9.4(e)
Intellectual Property                                                1.2(a)
Interest Rate                                                        2.6(d)
Internal Systems                                                     3.1(x)(i)
Inventory                                                            1.2(d)
Leased Real Property                                                 3.1(aa)(i)
License Agreements                                                   4.8(b)
Life Sciences                                                        8.6
Material Adverse Closing Event                                       7.1
Material AI Contracts                                                3.1(s)(i)
Material Contract                                                    3.1(s)(ii)
Material Permits                                                     3.1(o)(i)
Materials                                                            1.2(d)
Materials of Environmental Concern                                   3.1(q)(i)
Multiemployer Plan                                                   3.1(p)(v)
Net Assets                                                           2.6(a)
Nominee Shares                                                       3.1(d)(ii)
Note                                                                 2.3(a)
Notice Period                                                        9.4(c)
Ordinary Course of Business                                          1.3(k)
Owned Real Property                                                  3.1(aa)(i)

PE Group                                                             2.5(a)
PEH                                                                  2.6(e)
Perkin-Elmer Asset Purchase                                          Recitals
Perkin-Elmer Assets                                                  Recitals
Permitted Encumbrances                                               3.1(f)
Person                                                               3.1(d)(iv)
Plant or Plants                                                      1.2(b)
Pre-closing Litigation                                               9.6(a)
Preliminary Adjustment Amount                                        2.6(a)
Prepaid Assets                                                       1.2(k)
Purchase Price                                                       2.3(a)
Representatives                                                      4.1(a)
Required Consents                                                    5.1(b)
Restricted Assets                                                    2.5(f)
Seller 401(k) Plan                                                   6.1(b)
Seller                                                               Preamble
Seller Benefit Plans                                                 3.1(p)(i)
Seller Plan                                                          6.1(b)
Seller Schedule                                                      1.2(a)
Seller License Agreement                                             4.8(b)
Seller Material Adverse Effect                                       3.1
Seller Representation Adverse Effect                                 3.1
Seller's Severance Plan                                              6.1(a)
Shared Contracts                                                     2.5(g)
Shared Litigation                                                    9.6(b)
Shared Remediations                                                  9.5(b)
Stock and Asset Purchase                                             Recitals
Stock Purchase                                                       Recitals
Subsidiaries                                                         Recitals
Subsidiaries Asset Purchase                                          Recitals
Subsidiary Asset Sellers                                             Recitals
Subsidiary Assets                                                    Recitals
Subsidiary Cash Amount                                               2.6(a)
Subsidiary Debt Amount                                               2.6(a)
Subsidiary Statement                                                 2.6(a)
Subsidiary Tax Accrual                                               2.6(a)
Subsidiary Stock                                                     Recitals
Tax or Taxes                                                         3.1(r)(iii)
Tax Benefit                                                          9.4(e)
Tax Item                                                             8.4(a)
Tax Returns                                                          3.1(r)(iii)
Transfer Laws                                                        6.1(c)(iii)




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

Transferred Employees                                                6.1(c)
Transferred Subsidiaries                                             Recitals
Transition Agreements                                                4.9
U.K. Pension Plan                                                    6.1(d)(iv)
U.S. GAAP                                                            3.1(g)
WDR                                                                  3.1(z)
Year 2000 Compliant                                                  3.1(x)(iv)
Year 2000 Program                                                    3.1(x)(i)
1060 Forms                                                           2.4
1998 Financial Statements                                            3.1(g)
1998 Statement of Net Assets                                         3.1(g)
1999 Financial Statements                                            3.1(g)
1999 Statement of Net Assets                                         3.1(g)

                               PURCHASE AGREEMENT


                  PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 8, 1999, between THE PERKIN-ELMER CORPORATION, a New York corporation ("SELLER"), and EG&G, INC., a Massachusetts corporation ("BUYER").


                              W I T N E S S E T H :
                              -------------------

                  WHEREAS, Seller and Seller's subsidiaries (including subsidiaries not otherwise engaged in the Analytical Instruments Business, as defined below, that own capital stock of any Transferred Subsidiaries, as defined below) listed on EXHIBIT A (the "SUBSIDIARIES" and, collectively with Seller, the "COMPANY") are engaged, in part, in the business of development, production, marketing, distribution, sale and servicing of analytical instruments (including without limitation the Analytical Instruments Products), software, services and consumables in various areas throughout the world (the "ANALYTICAL INSTRUMENTS BUSINESS"), operating currently from the locations specified in EXHIBIT B; and

                  WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the assets (other than assets expressly excluded pursuant to Section 1.3 hereof), subject to the assumption of certain liabilities as set forth in Section 1.6 hereof, of the Analytical Instruments Business held by Seller (the "PERKIN-ELMER ASSETS") upon the terms and subject to the conditions set forth herein (the "PERKIN-ELMER ASSET PURCHASE"); and

                  WHEREAS, Buyer desires to purchase from Seller and certain of the Subsidiaries, and Seller desires to sell, and to cause certain of the Subsidiaries to sell, to Buyer, all of the outstanding shares of capital stock (collectively, the "SUBSIDIARY STOCK") of the Subsidiaries listed on EXHIBIT C (the "TRANSFERRED SUBSIDIARIES") (the sale and purchase of the Subsidiary Stock being referred to herein as the "STOCK PURCHASE") upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Buyer desires to purchase from the Subsidiaries listed on EXHIBIT D (such Subsidiaries, the "SUBSIDIARY ASSET SELLERS", and together with Seller, the "ASSET SELLERS"), and Seller desires to cause such Subsidiary Asset Sellers to sell to Buyer, the assets of the Analytical Instruments Business held by the Subsidiaries other than the Transferred Subsidiaries (other than the assets expressly excluded pursuant to Section 1.3 hereof), subject to the assumption of certain liabilities as set forth in
Section 1.6 hereof (such assets, the "SUBSIDIARY ASSETS", and together with the Perkin-Elmer Assets, the "ASSETS"; such purchase, the "SUBSIDIARIES ASSET PURCHASE", and together with the Perkin-Elmer Asset Purchase, the "ASSET PURCHASE"; the Stock Purchase and the Asset Purchase are collectively referred to herein as the "STOCK AND ASSET PURCHASE"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1. SALE AND TRANSFER OF SUBSIDIARY STOCK; PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

                  1.1. SALE AND TRANSFER OF SUBSIDIARY STOCK. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and further subject to the qualifications and limitations herein provided, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, or, in the case of Subsidiary Stock held by a Subsidiary, cause to be sold, transferred, assigned and delivered to Buyer, all outstanding shares of capital stock of the Transferred Subsidiaries. At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing the Subsidiary Stock, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as are required by the jurisdiction of organization of each Transferred Subsidiary.

                  1.2. TRANSFER OF ASSETS. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and further subject to the qualifications and limitations herein provided, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, or, in the case of Subsidiary Assets, shall cause the Subsidiary Asset Sellers to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Asset Sellers, all of the Asset Sellers' right, title and interest in and to the assets, rights, properties, claims, contracts and business of the Asset Sellers as the same shall exist on the Closing Date (of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, in each case free of any Encumbrance other than Permitted Encumbrances) which, together with the licenses and services to be provided to Buyer pursuant to the Buyer License Agreement and the Transition Agreements, are all of the assets, rights, properties, claims, contracts and business necessary to conduct the Analytical Instruments Business as currently conducted, including, without limitation, the following:

                  (a) Subject to the provisions of the License Agreements, all of each Asset Seller's right, title and interest in and to (i) all (A) patents, patent applications, patent or invention disclosures, provisional patent applications and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, registrations and applications for registrations, (B) trademarks, service marks, common law trademarks and service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (C) copyrightable works, copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, databases and documentation,

(F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and (G) other proprietary rights relating to any of the foregoing (including protection of interest therein under the laws of all jurisdictions) (collectively, "INTELLECTUAL PROPERTY") in each case as set forth, summarized and/or described in Section 1.2(a) of the Seller Schedule dated March 8, 1999 that was previously delivered to Buyer (the "SELLER SCHEDULE"), including all rights in existence on the Closing Date to initiate or file suit for infringements occurring before or on the Closing Date; and (ii) all licenses and other agreements to which any Asset Seller is a party or by which any Asset Seller is bound relating to Intellectual Property, the material ones of which are set forth in Section 1.2(a) of the Seller Schedule;

                  (b) The real property and leasehold interests in real property described in Section 1.2(b) of the Seller Schedule, including all buildings, structures, fixtures and other improvements situated thereon or attached thereto (individually, a "PLANT" and collectively, the "PLANTS"), and including all the Asset Sellers' right, title and interest in and to all leases, subleases, franchises, licenses, permits, easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances pertaining to or accruing to the benefit of such property, in each case subject to the exceptions described on Section 1.2(b) of the Seller Schedule;

                  (c) Each Asset Seller's right, title and interest in and to the equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property necessary to conduct the Analytical Instruments Business as currently conducted (collectively, the "EQUIPMENT") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Asset Sellers in connection with the Equipment to the extent transferable;

                  (d) The inventories of the Analytical Instruments Business, wherever located on the Closing Date, including without limitation, all finished products on hand at the Plants, in transit or in the distribution system of the Asset Sellers (the "FINISHED GOODS") and the raw materials, packaging materials and work in process for Analytical Instruments Business products wherever located on the Closing Date, including without limitation all such raw materials, packaging materials and work in progress on hand at any property of the Asset Sellers, in transit or in the distribution system of the Asset Sellers, together with each Asset Seller's right, title and interest in and to the spare parts, supplies and promotional materials and inventory that are required for the development, manufacture, sale or distribution of any Analytical Instruments Business products (the "MATERIALS"; together with the Finished Goods, the "INVENTORY");

                  (e) All management information systems, software and information systems network connectivity identified in Section 1.2(e) of the Seller Schedule, and related third party servicing arrangements;

                  (f) All books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, vendor lists, employment records, research material, drawings, studies, reports or summaries relating to any environmental conditions or consequences of any current operation of the Analytical Instruments Business, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Assets or any assets of the Transferred Subsidiaries, or otherwise relating to the Analytical Instruments Business as currently conducted, and any confidential information which has been reduced to writing relating to the Analytical Instruments Business as currently conducted; provided that the Asset Sellers shall retain the originals and Buyer shall receive copies of any such items which relate primarily to the Excluded Assets or Excluded Liabilities or other business operations of the Asset Sellers; and provided further that in no event shall the Asset Sellers be obligated to transfer books and records relating exclusively to Taxes (except with respect to Transferred Subsidiaries);

                  (g) (i) Each Asset Seller's right, title and interest as of the Closing in and to contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases and other agreements (including but not limited to, any agreements of the Asset Sellers with suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein) (collectively, "CONTRACTS") necessary to the conduct of the Analytical Instruments Business as currently conducted, whether or not entered into in the Ordinary Course of Business and whether or not identified in the Seller Schedule, except for those contracts, agreements and commitments set forth in
Section 1.2(g)(i) of the Seller Schedule; and (ii) each Asset Seller's right, title and interest in and to the contracts, agreements and commitments set forth in Section 1.2(g)(ii) of the Seller Schedule;

                  (h) Each Asset Seller's licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Plants or necessary to enable Buyer to conduct the Analytical Instruments Business as currently conducted immediately following the Closing after giving effect to the consummation of the transactions contemplated hereby, to the extent that such licenses, permits or franchises are transferable, but excluding those items relating to the corporate existence of any Asset Seller or described in Section 1.2(h) of the Seller Schedule;

                  (i) All rights of each Asset Seller under express or implied warranties from the suppliers of each Asset Seller with respect to any assets of the Assets Sellers to be transferred to Buyer at the Closing, but excluding any such warranties with respect to any Excluded Liabilities;

                  (j) Whether or not billed, all accounts receivable and other receivables of the Asset Sellers (collectively, the "ACCOUNTS RECEIVABLE") to the extent attributable to the Analytical Instruments Business and in existence on the Closing Date but excluding any such receivables to the extent attributable to any Excluded Assets or Excluded Liabilities;

                  (k) Each Asset Seller's right, title and interest in and to all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by the Asset Sellers prior to the Closing to the extent attributable to the operation of the Analytical Instruments Business, but excluding any such benefits to the extent attributable to any Excluded Assets or Excluded Liabilities (collectively, the "PREPAID ASSETS"); and

                  (l) Any other asset of the Asset Sellers not referred to in the foregoing provisions of this Section 1.2 that is required to be included or reflected in the Closing Balance Sheet referred to in Section 2.6 or the notes thereto.

                  1.3. EXCLUDED ASSETS. It is expressly understood and agreed that the Assets shall not include the following (each, an "EXCLUDED ASSET"):

                  (a) Except to the extent expressly transferred pursuant to the provisions of Sections 1.2(a) through (l), inclusive, all assets, rights, properties, claims, contracts and business of any Asset Seller that, after giving effect to the services to be provided to, and other rights of, Buyer under the Buyer License Agreement and the Transition Agreements, are not necessary to conduct the Analytical Instruments Business as currently conducted;

                  (b) The capital stock of all direct or indirect subsidiaries and affiliates of Seller other than the Transferred Subsidiaries;

                  (c) Cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities of the Asset Sellers;

                  (d) All real property and leasehold interests in real property of the Asset Sellers other than the Plants and the Equipment;

                  (e) Any refunds or credits with respect to any Taxes paid or incurred by the Asset Sellers (plus any related interest received from the relevant taxing authority);

                  (f) Each Asset Seller's right, title and interest in and to the contracts listed on Section 1.2(g)(i) of the Seller Schedule;

                  (g) Any Intellectual Property of the Asset Sellers (other than the Intellectual Property expressly set forth, summarized and/or described in
Section 1.2(a) hereof or expressly described in Section 1.2(a) of the Seller Schedule);

                  (h) The real property, including all buildings, structures and other improvements situated thereon, and other assets listed in Section 1.3(h) of the Seller Schedule;

                  (i) Other than claims under insurance policies in respect of Assets that are lost, damaged or destroyed or Assumed Liabilities that are incurred, in whole or in part, prior to the Closing, all right, title and interest of any Asset Seller in any insurance policies relating to the Analytical Instruments Business and all rights of any Asset Seller to insurance claims and proceeds with respect to or relating to (i) occurrences prior to the Closing with respect to the operation of the Analytical Instruments Business and
(ii) the Excluded Assets and Excluded Liabilities;

                  (j) Any foreign currency agreements to which any Asset Seller is a party; and

                  (k) All rights with respect to intercompany receivables, notes or loans between any of the Transferred Subsidiaries, on the one hand, and Seller and its other subsidiaries (excluding Transferred Subsidiaries), on the other hand, except as listed in Section 1.3(k) of the Seller Schedule and except for trade payables or receivables relating to the provision of goods and services to or by the Analytical Instruments Business in the ordinary course of business of the Analytical Instruments Business consistent with past practice and custom ("ORDINARY COURSE OF BUSINESS").

                  1.4. INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, the Asset Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem necessary or appropriate or as may be required by the jurisdiction of organization of each Asset Seller to vest in Buyer all right, title and interest of the Asset Sellers in and to the Assets (including such supplemental purchase agreements, consistent with the provisions of this Agreement, as may be required to be executed and delivered by Buyer and Seller, or any of their respective subsidiaries, pursuant to the laws of any foreign jurisdiction applicable to any Asset or Asset Seller), and (b) transfer to Buyer all the contracts, agreements, commitments, books, records, files and other data (or copies thereof to the extent originals are not available or to the extent provided in Section 1.2(f)) relating to the Assets reasonably necessary for the continued operation of the Analytical Instruments Business by Buyer.

                  1.5. FURTHER ASSURANCES. From time to time after the Closing Date, Seller, for no further consideration, will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery, and will take such other actions, as Buyer may reasonably request in order to more effectively transfer, convey, assign and deliver to Buyer any of the Assets, or to put Buyer in possession and operating control of the Analytical Instruments Business and enjoy the rights and benefits thereof.

                  1.6. ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to Seller an undertaking in form reasonably satisfactory to Seller (the "ASSUMPTION AGREEMENT") whereby Buyer, on and as of the Closing Date, assumes and agrees to pay, perform and discharge, upon the terms and subject to the conditions of this Agreement, and further subject to the qualifications and limitations herein provided, all liabilities and obligations of the Asset Sellers as of the Closing, other than Excluded Liabilities, to the extent they are attributable to the Analytical Instruments Business as conveyed to Buyer on the Closing Date pursuant to this Agreement, including but not limited to, the following:

                  (a) all debts, obligations and liabilities, including, without limitation, liabilities arising under or relating to Environmental Laws, to the extent attributable to the ownership or operation of the Analytical Instruments Business after the Closing or the sale of any products after the Closing (other than as a result of any breach by any Asset Seller of any of its obligations to Buyer pursuant to this Agreement);

                  (b) all obligations of the Asset Sellers under the contracts, commitments and agreements transferred pursuant to Section 1.2(g) (other than obligations resulting from a breach by the Asset Sellers of any of their obligations to Buyer pursuant to this Agreement);

                  (c) all liabilities and obligations for post-Closing returns of Analytical Instruments Business products sold prior to or after the Closing;

                  (d) all liabilities and obligations under the licenses, permits or franchises included in the Assets pursuant to Section 1.2(h);

                  (e) all liabilities and obligations arising under or relating to Environmental Laws for which Buyer expressly assumes responsibility pursuant to Section 9.5;

                  (f) all liabilities and obligations in respect of employee relations and benefits for which Buyer expressly assumes responsibility pursuant to Section 6 hereof;

                  (g) all liabilities and obligations for any Taxes and expenses for which Buyer expressly assumes responsibility pursuant to Section 9.3 hereof;

                  (h) all liabilities with respect to actions, suits, proceedings, disputes, claims or investigations for which Buyer expressly assumes responsibility pursuant to Section 9.6;

                  (i) all liabilities of any Asset Seller for product liability claims with respect to or relating to occurrences after the Closing with respect to the operation of the Analytical Instruments Business; and

                  (j) any other liability or obligation of the Assets Sellers not referred to in the foregoing provisions of this Section 1.6 that is required to be included or reflected in the Closing Balance Sheet referred to in Section
2.6 or the notes thereto.

                  The liabilities and obligations assumed by Buyer in accordance with this Section 1.6 are sometimes hereinafter referred to as the "ASSUMED LIABILITIES".

                  1.7. EXCLUDED LIABILITIES. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the "EXCLUDED LIABILITIES"):

                  (a) except to the extent expressly assumed pursuant to the provisions of Sections 1.6(a) through 1.6(k), inclusive, all debts, liabilities or obligations of the Asset Sellers to the extent they are attributable to the Asset Sellers= business other than the Analytical Instruments Business as conveyed to Buyer on the Closing Date pursuant to this Agreement;

                  (b) all liabilities or obligations of any Asset Seller in the nature of Indebtedness, including any obligation or liability under any contract or agreement relating to the same; as used in this Agreement, "INDEBTEDNESS" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (or reimbursement obligations with respect thereto), other than letters of credit incurred by such Person in the Ordinary Course of Business, (iii) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, other than trade payables and accrued expenses incurred in the Ordinary Course of Business and
(iv) all capitalized lease obligations of such Person;

                  (c) all liabilities and obligations in respect of employee relations and benefits not expressly assumed by Buyer pursuant to Section 6 hereof;

                  (d) liabilities or obligations under foreign currency contracts to which any Asset Seller is a party;

                  (e) all obligations with respect to intercompany receivables, notes or loans between any of the Transferred Subsidiaries, on the one hand, and Seller or any of its other subsidiaries (excluding Transferred Subsidiaries), on the other hand, except as listed in Section 1.7(e) of the Seller Schedule and except for trade payables or receivables relating to the provision of goods or services to or by the Analytical Instruments Business in the Ordinary Course of Business;

                  (f) liabilities arising from or in connection with the discontinued operations of the Analytical Instruments Business not attributable to the Analytical Instruments Business as conveyed to Buyer on the Closing Date pursuant to this Agreement;

                  (g) all liabilities arising out of or relating to the Excluded Assets;

                  (h) except as otherwise expressly provided herein, (i) all liabilities and obligations for Taxes of the Asset Sellers and the Transferred Subsidiaries in any jurisdiction for all taxable periods ending on or before the Closing Date, and with respect to taxable periods beginning before the Closing Date and ending after the Closing Date to the extent allocable to the period ending on the Closing Date (it being agreed that any such allocation to Taxes to the pre-Closing period be made on the same basis as in Section 9.4(a)(iv)) and (ii) all liabilities of the Asset Sellers as described in
Section 9.3.

                  (i) all liabilities with respect to actions, suits, proceedings, disputes, claims or investigations filed or commenced prior to the Closing Date not expressly assumed by Buyer pursuant to Section 9.6;

                  (j) all liabilities for product liability claims with respect to or relating to occurrences prior to the Closing with respect to the operation of the Analytical Instruments Business;

                  (k) all liabilities and obligations for which Seller has expressly assumed responsibility pursuant to this Agreement;

                  (l) liabilities and obligations under Restricted Assets to the extent Seller does not obtain the consents and waivers necessary to assign, transfer or sublicense such Restricted Assets to Buyer and Seller does not provide Buyer the benefits of the Restricted Assets pursuant to Sections 2.5 and
9.14 hereof; and

                  (m) except to the extent expressly assumed by Buyer pursuant to Section 1.6(e) and subject to the provisions of Section 9.5, all liabilities with respect to (i) any actual or alleged release of any Materials of Environmental Concern into the environment relating to the Assets or the operation of the Analytical Instruments Business occurring on or prior to the Closing Date, (ii) any actual or alleged release of any Materials of Environmental Concern into the environment on or prior to the Closing Date from or at any site owned or operated by the Company on or prior to the Closing Date or from or at any location to which any Materials of Environmental Concern generated by the Company were actually or allegedly transported by or on behalf of the Company on or prior to the Closing Date or (iii) any actual or alleged violation of any Environmental Law by the Company occurring on or prior to the Closing Date.

2.       CLOSING; PAYMENT OF PURCHASE PRICE AT CLOSING

                  2.1. CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, the closing with respect to the transactions provided for in this Agreement (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, located at 425 Lexington Avenue, New York, New York 10017-3954, at 10:00 a.m., New York City time, on the fifth Business Day after satisfaction or waiver of all of the conditions to the Closing set forth in
Section 5 hereof, or at such other time, date and place as shall be agreed upon by Seller and Buyer. The date of the Closing is herein called the "CLOSING DATE". The Closing shall be deemed effective as of the close of business on the Closing Date in each location at which the Analytical Instruments Business is conducted.

                  2.2. CLOSING DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (a) executed counterparts of the License Agreements and the Transition Agreements;

                  (b) certificates representing the shares of the Subsidiary Stock, duly endorsed in blank or accompanied by stock powers or other applicable documents of transfer duly executed in blank pursuant to Section 1.1;

                  (c) bills of sale, and such other instruments as may be reasonably requested by Buyer to transfer the Assets to Buyer or to evidence such transfer on the public records pursuant to Section 1.4;

                  (d) a receipt for the Purchase Price;

                  (e) resignations from each of the directors and officers of the Transferred Subsidiaries that Buyer requests at least ten calendar days prior to the Closing Date; and

                  (f) certificates from executive officers of Seller as to the satisfaction of the conditions to Closing set forth in this Agreement and other documents pursuant to Section 5.

                  2.3. CLOSING DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller:

                  (a) (i) $275 million dollars (the "CASH PURCHASE PRICE") by wire transfer of immediately available funds to the bank account or bank accounts specified by Seller in a written notice delivered to Buyer at least five Business Days prior to the Closing Date (including such bank account or bank accounts as Seller may so specify for purposes of extinguishing receivables and payables in accordance with Section 4.3); and (ii) a secured promissory note of Buyer in the principal amount of $150 million dollars having the terms set forth in EXHIBIT E hereto (the "NOTE", and collectively with the Cash Purchase Price, the "PURCHASE PRICE");

                  (b) executed counterparts of the Assumption Agreement, License Agreements, Transition Agreements and the Security Agreement (as defined in EXHIBIT E hereto);

                  (c) such other documents as may be reasonably requested by Seller to effect the assumption by Buyer of the Assumed Liabilities; and

                  (d) certificates from executive officers of Buyer as to the satisfaction of the conditions to Closing set forth in this Agreement and other documents pursuant to Section 5.

                  2.4. PURCHASE PRICE ALLOCATION. Section 2.4 of the Seller Schedule sets forth an allocation of the Purchase Price to each country in which Assets or Subsidiary Stock will be transferred pursuant to this Agreement. No later than 10 Business Days prior to the Closing, Seller shall provide Buyer with a proposed final version of Section 2.4 of the Seller Schedule. Buyer and Seller shall then cooperate in good faith to finalize such Section 2.4 on or prior to the Closing. As soon as practicable following the Closing, but in no event later than 90 days prior to the date on which Internal Revenue Service Form 8594 (or any similar form required by any foreign jurisdiction) is due, Buyer will prepare, on a basis consistent with Section 2.4 of the Seller Schedule, an allocation schedule (the "ALLOCATION SCHEDULE") of the Purchase Price and Assumed Liabilities among the Assets (including classes of assets) and Subsidiary Stock along with the first draft of Internal Revenue Service Form 8594 (and any similar form required by any foreign jurisdiction). Within thirty
(30) days after the receipt of such Allocation Schedule and Form 8594 (and similar forms), Seller shall propose any changes to such Allocation Schedule and Form 8594 (and similar forms) or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. Seller and Buyer shall endeavor in good faith to resolve any differences with respect to the Allocation Schedule and Form 8594 (and similar forms). Seller and Buyer agree to act in accordance with the computations and allocations contained in the Allocation Schedule, after giving effect to the foregoing procedures, in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 FORMS")), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

                  2.5. RESTRICTED ASSETS. (a) Seller shall, and shall cause the Company and the Asset Sellers (collectively, the "PE GROUP") to, use all reasonable efforts, and Buyer shall cooperate reasonably with the PE Group, (i) to promptly obtain the consents and waivers necessary to convey or cause to be conveyed to Buyer all of the Restricted Assets (which for purposes of this Section 2.5 shall include the capital stock of the Transferred Subsidiaries), and (ii) as of and subject to the occurrence of the Closing, to convey or cause to be conveyed to Buyer the Restricted Assets for which the Company received the necessary consents and waivers; PROVIDED, HOWEVER, that Seller shall not, and shall cause the PE Group not to, amend or change any Restricted Asset without the prior written consent of Buyer unless Seller reasonably deems it necessary to preserve the value of the Restricted Asset. Seller shall, and shall cause the PE Group to, cooperate with Buyer in making applications and filings or taking any other action necessary for Buyer to obtain such franchises, licenses, permits or other instruments or agreements, if any, as are substantially equivalent to any Restricted Assets that are not assignable to Buyer as a matter of law. In no event shall Buyer's cooperation hereunder require Buyer to make any payments or incur any out-of-pocket expenses, except that Buyer shall reimburse

Seller for any consideration paid, with the prior approval of Buyer, to any Person from whom a consent or waiver is requested.

                  (b) To the extent that the consents and waivers necessary to assign, transfer, sublease or sublicense any of the Restricted Assets are not obtained, Seller shall, commencing on the Closing Date and continuing for the duration thereof or until such time as any Restricted Assets have been transferred to Buyer pursuant to Section 2.5(d) or otherwise disposed of in accordance with Section 2.5(e), use all reasonable efforts to (i) provide to Buyer the benefits of any such Restricted Asset not assigned, transferred or subleased due to Seller's or the PE Group's failure or inability to obtain such consent or waiver, and manage and operate the Restricted Assets for the benefit and account of Buyer, with all gains, income, losses, Taxes or other items generated thereby to be for the account of Buyer, (ii) cooperate with Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to Buyer during such period and (iii) enforce at the request of Buyer, or allow Buyer to enforce, any rights of the PE Group under any such Restricted Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Buyer); PROVIDED, HOWEVER, that the reasonable costs and expenses of the PE Group (including reasonable professional fees and expenses) incurred at Buyer's request with respect to any of the actions contemplated under (iii) above shall be promptly paid or reimbursed by Buyer to Seller. Upon the transfer or disposition or termination of any Restricted Asset, the PE Group shall have no further duties or obligations under this Section 2.5 with respect to such Restricted Asset and the failure or inability to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement so long as the Asset Sellers have carried out their obligations under this Section 2.5. Prior thereto and subject to applicable law and regulations (including, without limitation, all laws and regulations requiring investment approvals or consents or anti-monopoly clearances, exemptions or waivers in connection with any disposition of the Restricted Assets, and all exchange controls and laws concerning foreign corrupt practices, expatriation of funds or otherwise), the PE Group shall, in respect of any Restricted Assets, use all reasonable efforts to follow and implement the reasonable written instructions and policies of Buyer relating to the holding, management and operation of the Restricted Assets.

                  (c) To the extent that Buyer is provided the benefits of any Restricted Asset pursuant to clause (b) of this Section 2.5, Buyer shall perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of any member of the PE Group thereunder or in connection therewith, but only to the extent that (i) such action by Buyer would not result in any default thereunder or in connection therewith and (ii) such obligation would have been an Assumed Liability but for the non-assignability or non-transferability thereof; PROVIDED, HOWEVER, that if Buyer shall fail to perform to the extent required herein, the PE Group shall thereafter cease to be obligated under this Section 2.5 to provide Buyer with any benefits in respect of the Restricted Asset which is the subject of such failure to perform unless and until such situation is remedied or, at the sole option of Seller, Buyer shall promptly pay or reimburse Seller to remedy such failure to perform during such period of failure of performance. For purposes of this Section 2.5, the PE Group shall not include the Transferred Subsidiaries after the Closing Date. Subject to compliance by the PE Group with any reasonable instructions and directions of Buyer, no member of the PE Group shall have any liability to Buyer arising out of the management or operation by the PE Group of any Restricted Assets other than for fraud, gross negligence or willful misconduct. Buyer shall reimburse the PE Group and shall hold the PE Group harmless from and against all liabilities actually incurred as a result of the post-Closing direct or indirect ownership, management, operation or sale (other than to Buyer) of the Restricted Assets by the PE Group, including, without limitation, the amount of any additional Taxes payable by the PE Group (whether currently or in the future) in excess of the amount of Taxes which would have been payable by the PE Group, after application of the terms of this Agreement, if the Restricted Assets had been transferred to Buyer on the Closing Date. Subject to Buyer receiving a request for payment from the PE Group (together with any related bill, claim, invoice or other request for payment including such detail and supporting documentation as Buyer shall reasonably request), such reimbursement shall be made by Buyer not less than thirty (30) days prior to the date on which the PE Group is required to make such payment (unless being contested by Buyer in good faith, in which event the uncontested portion of such reimbursement shall be paid by Buyer not less than thirty (30) days prior to such date). "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

                  (d) Unless otherwise disposed of upon Buyer's instructions in accordance with Section 2.5(e), the consents, assignments and other good and sufficient instruments of conveyance and assignment relating to the relevant Restricted Assets as are necessary under applicable law in order to transfer effectively such Restricted Assets, free and clear of all Encumbrances (except Permitted Encumbrances and Encumbrances which are created with Buyer's prior written consent during the period the Restricted Assets were being held for Buyer's benefit), will be delivered to Buyer as soon as practicable after all consents or waivers relating to any such Restricted Assets or the transfer thereof shall have been obtained.

                  (e) At any time prior to the transfer to Buyer of any Restricted Asset, the PE Group shall, on Buyer's written instructions (subject to applicable law and regulations), or may at any time after three (3) years from the Closing, with Buyer's consent (which shall not be unreasonably withheld), for Buyer's benefit, dispose of the Restricted Assets and remit the proceeds of such sale (less withholding or similar Taxes, if any, payable with respect to such disposition or remittance) to Buyer; PROVIDED, that Seller shall have no liability to any third party arising out of such transactions other than for fraud, gross negligence or willful misconduct; and PROVIDED, FURTHER, that any amount remitted to Buyer pursuant to this Section 2.5(e) shall be reduced by, to the extent not previously paid by or on behalf of Buyer pursuant to
Section 2.5(c), the amount of any and all liabilities described in Section 2.5(c) imposed upon or incurred by Seller as a result of Seller's post-Closing direct or indirect ownership, management, operation or sale of the Restricted Assets, including, without limitation, the amount of any Taxes (other than Taxes previously paid by Buyer pursuant to Section 2.5(c)) payable by Seller as a result thereof;

and PROVIDED FURTHER that any Contract, permit, license or other agreement or instrument which is a Restricted Asset which has a fixed term of duration may not be terminated or so disposed of by Seller prior to its expiration in accordance with its terms except upon Buyer's specific instruction.

                  (f) For purposes of this Agreement, "RESTRICTED ASSET" means any Asset (including any asset of an Asset Seller that was excluded from the definition of Asset solely because it was not transferable but which may become transferable after the Closing), which Asset cannot be validly assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party or parties thereto or a third Person (including a Governmental Authority), or with respect to which such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense could reasonably be expected to (i) constitute a breach thereof or a violation of any law, decree, order, regulation, rule, ordinance or other governmental edict, or (ii) entitle the other party or parties thereto to terminate such Asset or receive any additional payment thereunder; and "RESTRICTED ASSETS" means all of them collectively. For purposes of this definition, "transfer" or similar word shall include a transfer resulting or deemed to result under the terms of the Restricted Asset as a consequence of the transfer of Subsidiary Stock and the Assets to Buyer.

                  (g) With respect to those contracts, agreements or other instruments which relate to both Assets or Assumed Liabilities and Excluded Assets or Excluded Liabilities (the "SHARED CONTRACTS"), the Transition Agreements shall provide for Buyer to receive the benefits and assume the liabilities of the Shared Contracts to the extent such rights and liabilities under the Shared Contracts relate to Assets and Assumed Liabilities and for Seller to retain the benefits and liabilities of the Shared Contracts to the extent such rights and liabilities under Shared Contracts relate to Excluded Assets and Excluded Liabilities.

                  2.6. POST-CLOSING ADJUSTMENTS. (a) Within 60 days following the Closing, Seller shall, at its expense, prepare, or cause to be prepared, and deliver to Buyer an audited Combined Statement of Net Assets to Be Sold of the Analytical Instruments Business together with the notes thereto and the report thereon of PricewaterhouseCoopers, LLP (the "CLOSING BALANCE SHEET") which shall set forth the Net Assets of the Analytical Instruments Business immediately prior to the Closing (the "CLOSING NET ASSETS"). The Closing Balance Sheet shall be prepared, and Closing Net Assets calculated, using the same accounting principles, methods, practices, allocation methodologies and estimation methodologies as were utilized in the preparation of the 1998 Statement of Net Assets after giving effect to the adjustments set forth in Section 3.1(g) of the Seller Schedule. For purposes hereof, "NET ASSETS" means the excess of the total assets of the Analytical Instruments Business to be sold over the total liabilities of the Analytical Instruments Business to be assumed as reflected in a combined statement of net assets of the Analytical Instruments Business prepared and calculated as provided in the immediately preceding sentence. At the same time, Seller shall deliver a statement (the "SUBSIDIARY STATEMENT") indicating the excess (the "PRELIMINARY ADJUSTMENT AMOUNT") of: (i) the amount (on a combined basis) as of the Closing Date of the cash and cash equivalents of the Transferred

Subsidiaries (the "SUBSIDIARY CASH AMOUNT"); over (ii) the amount (on a combined basis) as of the Closing Date of the Indebtedness of the Transferred Subsidiaries to parties other than Seller or any of its subsidiaries (other than the Transferred Subsidiaries) (the "SUBSIDIARY DEBT AMOUNT"). The Subsidiary Statement shall be prepared and determined in accordance with U.S. GAAP.

                  (b) Buyer and Buyer's accountants shall, within 60 days after the delivery by Seller of the Closing Balance Sheet and Subsidiary Statement and calculation of Closing Net Assets and the Preliminary Adjustment Amount, complete their review of Closing Net Assets and the Preliminary Adjustment Amount. In the event that Buyer determines that Closing Net Assets or the Preliminary Adjustment Amount have not been determined in accordance with the accounting principles, methods, practices and estimation methodologies required pursuant to Section 2.6(a), Buyer shall inform Seller in writing (the "BUYER'S OBJECTION"), setting forth a specific description of the basis of Buyer's Objection and the adjustments to Closing Net Assets and the Preliminary Adjustment Amount which Buyer believes should be made, on or before the last day of such 60-day period. Seller shall then have 30 days to review and respond to Buyer's Objection. If Seller and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of Seller's review of Buyer's Objection, they shall refer their remaining differences to KPMG Peat Marwick or another nationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree (the "ACCOUNTING FIRM") who shall, acting as experts in accounting and not as arbitrators, determine on the basis of the standards set forth in Section 2.6(a), and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, Closing Net Assets or the Preliminary Adjustment Amount requires adjustment. Seller and Buyer shall direct the Accounting Firm to use its best efforts to render its determination within 45 days. The Accounting Firm's determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the Accounting Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other hand. Buyer and Seller shall make readily available to the Accounting Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the 1998 Statement of Net Assets, the January 1999 Financial Statements, the Closing Balance Sheet, the Closing Net Assets, the Preliminary Adjustment Amount and all other items reasonably requested by the Accounting Firm. The "ADJUSTED CLOSING NET ASSETS" shall be (i) the Closing Net Assets in the event that (x) no Buyer's Objection is delivered to Seller during the 60-day period specified above, or
(y) Seller and Buyer so agree, (ii) the Closing Net Assets, adjusted in accordance with Buyer's Objection in the event that Seller does not respond to Buyer's Objection within the 30-day period following receipt by Seller of Buyer's Objection, or (iii) the Closing Net Assets, as adjusted by either (x) the agreement of Seller and Buyer or (y) the Accounting Firm. The "FINAL ADJUSTMENT AMOUNT" shall be (A) the Preliminary Adjustment Amount in the event that (x) no Buyer's Objection is delivered to Seller during the 60-day period specified above, or (y) Seller and Buyer so agree, (B) the Preliminary Adjustment Amount, adjusted in accordance with Buyer's Objection in the event that Seller does not respond to Buyer's Objection within the 30-day period following receipt by Seller of Buyer's Objection or (C) the excess of the Subsidiary

Cash Amount over the Subsidiary Debt Amount as determined by either the agreement of Seller and Buyer or the Accounting Firm.

                  (c) Buyer shall provide Seller and its accountants full access to the books and records of the Analytical Instruments Business, to any other information, including work papers of their accountants, and to any employees to the extent necessary for Seller to prepare the Closing Balance Sheet or the Subsidiary Statement and determine Closing Net Assets and the Preliminary Adjustment Amount. Buyer and its accountants shall have prior notice of and the opportunity to observe the taking of the Inventory (which may begin prior to the Closing Date) in connection with the preparation of the Closing Balance Sheet, Closing Net Assets and the Subsidiary Statement and shall have full access to all information used by Seller in preparing the Closing Balance Sheet and Closing Net Assets, the 1999 Financial Statements and the Subsidiary Statement, including the procedures, books, records and (subject to customary undertakings) work papers of its accountants. Seller shall provide Buyer and Buyer's accountants full access to the books and records of Seller, including work papers of its accountants (subject to customary undertakings) and to any employees in connection with the 1998 Financial Statements and the Subsidiary Statement and the accounting principles, methods, practices and allocation methodologies.

                  (d) Within 10 business days following determination of the Adjusted Closing Net Assets, Buyer or Seller, as the case may be, shall make an adjustment payment in U.S. dollars in the applicable amount hereinafter provided. The adjustment payment will be made by Seller to Buyer to the extent that the Adjusted Closing Net Assets are less than $132 million and by Buyer to Seller to the extent that Adjusted Closing Assets are greater than $142 million, plus, in either case, interest thereon from the Closing Date through the date of payment at a rate equal to the 30-day commercial paper rate for high-grade unsecured notes sold through dealers by major corporations as listed in the Money Rates table of The Wall Street Journal on the Closing Date (the "INTEREST RATE"). In addition, in the event that the Final Adjustment Amount is positive, Buyer shall make a payment to Seller in U.S. dollars in an amount equal to the Final Adjustment Amount within ten (10) days following its determination. In the event that the Final Adjustment Amount is negative, Seller shall make a payment to Buyer in U.S. dollars in an amount equal to the Final Adjustment Amount within ten (10) days following its final determination. The Final Adjustment Amount shall be paid with interest at the rate provided above for the period from the Closing Date through the date of payment. The adjustment payments payable pursuant to the foregoing provisions of this Section 2.6(d) shall be paid by wire transfer of immediately available funds to an account designated by Buyer, on the one hand, or Seller, on the other hand, as the case may be.

                  (e) With respect to that certain Profit & Loss Pooling Agreement between Perkin-Elmer Holding GmbH Uberlingen ("PEH") and Bodenseewerk Perkin-Elmer GmbH ("BSW"), Buyer shall promptly reimburse Seller for any payment made by PEH to BSW and Seller shall promptly reimburse Buyer for any payment made by BSW to PEH pursuant to that agreement if such payments are made after the Closing Date due to the requirements of German law and the statutory audit. Any such reimbursement by Buyer or Seller shall be considered an adjustment to the Purchase Price. Seller shall cause PEH to promptly reimburse BSW, or Buyer shall cause BSW to reimburse PEH, as the case may be, for any amount due to or from either BSW or PEH with respect to the VAT account between PEH and BSW promptly after the determination thereof and in any case prior to the time for payment thereof.

3.       REPRESENTATIONS AND WARRANTIES

                  3.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth in the Seller Schedule, Seller, on behalf of itself and the Subsidiaries, including, without limitation, the Transferred Subsidiaries and the Asset Sellers, represents and warrants to Buyer that the statements contained in this
Section 3.1 are true, complete and correct. As used in this Agreement, a "SELLER MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, results of operations, financial condition, assets or business of the Analytical Instruments Business taken as a whole, and a "SELLER REPRESENTATION ADVERSE EFFECT" means any adverse effect on the operations, results of operations, financial condition, assets or business of the Analytical Instruments Business that is reasonably expected to result in a liability to the Analytical Instruments Business in excess of $500,000.

                  (a) DUE ORGANIZATION; GOOD STANDING AND POWER. Section 3.1(a) of the Seller Schedule sets forth a true, complete and correct list of all the Subsidiaries, their respective jurisdictions of incorporation and the number of shares of capital stock of each Transferred Subsidiary outstanding and such number owned beneficially and of record by Seller or the Subsidiaries. Seller and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its property and to conduct the Analytical Instruments Business as currently conducted by it. Seller has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby to be entered into by it and to perform its obligations hereunder and thereunder. Each Subsidiary has all requisite corporate power and authority to enter into each agreement contemplated hereby to be entered into by it and to perform its obligations thereunder. Each of Seller and each Subsidiary Asset Seller has all requisite corporate power and authority to convey good and marketable title to Buyer with respect to the Assets owned by it. Each Affiliate of Seller which owns Subsidiary Stock has all requisite corporate power and authority to enter into each agreement contemplated hereby to be entered into by it and to perform its obligations thereunder. Each Affiliate of Seller which owns Subsidiary Stock has all requisite corporate power and authority to convey good and marketable title to Buyer with respect to the Subsidiary Stock owned by it. Each of Seller and the Subsidiaries is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the Analytical Instruments Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Seller Representation Adverse Effect or materially impair either (i) the ability of Seller or such Subsidiary to perform its obligations hereunder or under any other agreement contemplated hereby to which it is a party or (ii) the ability of Buyer to own the Assets and Subsidiary Stock, and operate the Analytical Instruments Business, after the Closing (except as may be affected by considerations applicable to Buyer that would not be applicable to any other third party purchaser of the Analytical Instruments Business).

                  (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Seller of this Agreement and by each of Seller and each Subsidiary of any other agreements contemplated hereby (to the extent such entity is a party thereto) and the consummation by each of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Seller of this Agreement and by each of Seller and each Subsidiary of any other agreements contemplated hereby (to the extent such entity is a party thereto) and the consummation by Seller and the Subsidiaries of the transactions contemplated hereby or thereby, other than certain corporate approvals of the foreign Subsidiaries, which corporate approvals shall have been obtained by the Closing Date. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement, each other agreement contemplated hereby to be executed and delivered by Seller or any Subsidiary will be a valid and legally binding obligation of Seller or such Subsidiary (to the extent a party thereto), enforceable against Seller or such Subsidiary in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                  (c) NO GOVERNMENTAL APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH COMPANY IS A PARTY. Except for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") or as set forth in Section 3.1(c) of the Seller Schedule, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Seller and the Subsidiaries and the consummation by them of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice to be made by Seller or any Subsidiary under, any provision of any law, rule or regulation, court order, judgment or decree or Material Permit (to the extent transferable) applicable to Seller or any Subsidiary, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Seller Representation Adverse Effect, or materially impair either (A) the ability of Seller and the Subsidiaries to perform their respective obligations under this Agreement and the other agreements contemplated hereby or (B) except as may be affected by considerations applicable to Buyer that would not be applicable to any other third party purchaser of the Analytical Instruments Business, the ability of Buyer to own the Assets and Subsidiary Stock, and operate the Analytical Instruments Business after the Closing in the same manner as conducted by the Company before the Closing (except as may be affected by considerations applicable to Buyer that would not be applicable to any other third party purchaser of the Analytical Investments Business) and (ii) will not conflict with, or result in the breach or termination of any provision of, require the counterparty=s consent under or constitute a default under, or result in the acceleration of the performance of the obligations of Seller or any Subsidiary under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties or assets of any Seller or any Subsidiary included in the Assets or the Analytical Instruments Business pursuant to, the charter or by-laws (or analogous organizational documents) of Seller or any Subsidiary, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Seller or any such Subsidiary is a party or by which Seller or any Subsidiary or any of the Assets held by Seller or any Subsidiary is bound, except for such conflicts, breaches, consents, terminations, defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, have a Seller Representation Adverse Effect or materially impair the ability of Seller or such Subsidiary to perform its obligations under this Agreement or any other agreement contemplated hereby to which it is a party (except as may be affected by considerations applicable to Buyer that would not be applicable to any other third party purchaser of the Analytical Instruments Business).

                  (d) CAPITAL STOCK OF THE TRANSFERRED SUBSIDIARIES. (i) There are no options, warrants, convertible securities or other rights, subscriptions, agreements, arrangements or commitments relating to the capital stock of, or equity interests in, any of the Transferred Subsidiaries obligating Seller or any of the Subsidiaries to issue, sell or acquire any shares of capital stock of, or equity interests in, any Transferred Subsidiary or entitling any third party to acquire from any Transferred Subsidiary any shares of capital stock or other securities of such Transferred Subsidiary.

                  (ii) The Subsidiary Stock constitutes all of the issued and outstanding shares of capital stock of each Transferred Subsidiary and good title to the Subsidiary Stock is owned of record and beneficially solely by Seller or a wholly owned subsidiary of Seller, free and clear of all Encumbrances, other than certain nominee shares (the "NOMINEE SHARES"), as to which Seller and its subsidiaries have the requisite contractual authority to convey good title to Buyer as set forth in
         Section 3.1(d) of the Seller Schedule. All of the shares of Subsidiary Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of and are free of any preemptive rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of

         Subsidiary Stock except with respect to the Nominee Shares as described in Section 3.1(d) of the Seller Schedule.

                  (iii) Subject only to recording on the books of the respective Transferred Subsidiaries, the transfer of the shares of Subsidiary Stock to Buyer at Closing will vest in Buyer good title to such shares, free and clear of all Encumbrances, except for any Encumbrances resulting from any action taken or omitted to be taken by or on behalf of Buyer.

                  (iv) No Transferred Subsidiary holds any direct or indirect equity interest in any other partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or entity, or any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended ("PERSON"), except for another Transferred Subsidiary.

                  (e) ENTIRE BUSINESS. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, or will acquire the legally enforceable right to use, all the properties and assets included in the Assets, and the properties and assets of the Transferred Subsidiaries and such properties, assets and the rights acquired by Buyer, together with the services to be provided to, and other rights of, Buyer under the Buyer License Agreement and the Transition Agreements, shall be sufficient for Buyer to conduct the Analytical Instruments Business in the same manner as it is currently conducted, except, in each case, as may be affected by circumstances applicable to Buyer that would not be applicable to any third party purchaser of the Analytical Instruments Business.

                  (f) TITLE TO PROPERTIES. The Asset Sellers and Transferred Subsidiaries are, and immediately prior to the Closing will be, the true and lawful owner of the Assets and the assets and properties of the Transferred Subsidiaries, and will have the right to, and at the Closing shall, sell and transfer to Buyer at Closing good, record and marketable title to the Assets, free and clear of all liens, pledges, charges, encumbrances and equities of any kind affecting either the Assets or the assets and properties of the Transferred Subsidiaries (collectively, "ENCUMBRANCES"), except (A) as set forth in Section 3.1(f) of the Seller Schedule; (B) as disclosed in the Financial Information;
(C) liens for Taxes, assessments and other governmental charges not yet due and payable but not delinquent, or being contested in good faith by appropriate proceedings; (D) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the Ordinary Course of Business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which, individually or in the aggregate, would not materially adversely affect the use or value of such assets or properties; (E) with respect to real property, (1) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (2) any conditions that may be shown by a current survey, title report or physical inspection and (3) zoning, building and other similar restrictions which in the case of (1), (2) and (3) individually or in the aggregate, would not materially adversely affect the use or value of such assets or properties; and (F) liens, charges or other encumbrances which, individually or in the aggregate, would not materially adversely affect the use or value of such assets or properties (collectively, "PERMITTED ENCUMBRANCES") or Encumbrances resulting from any action taken or omitted to be taken by or on behalf of Buyer.

                  (g) FINANCIAL INFORMATION. Seller has delivered to Buyer true, complete and correct copies of certain historical results of operations and statements of assets and liabilities relating to the Analytical Instruments Business listed in Section 3.1(g) of the Seller Schedule (the "FINANCIAL INFORMATION"), including the Combined Statement of Net Assets to Be Sold of the Analytical Instruments Business as of June 30, 1998 (the "1998 STATEMENT OF NET ASSETS") and the related Combined Statements of Operations and Cash Flows of the Analytical Instruments Business for the three years ended June 30, 1998, together in each case with the notes thereto and the report thereon of PricewaterhouseCoopers, LLP (collectively, the "1998 FINANCIAL STATEMENTS") and the unaudited Combined Statement of Net Assets to Be Sold of the Analytical Instruments Business as of January 29, 1999 (the "1999 STATEMENT OF NET ASSETS") and the related unaudited Combined Statement of Operations of the Analytical Instruments Business for the seven months ended January 29, 1999, together in each case with the notes thereto (collectively, the "1999 FINANCIAL STATEMENTS"). Subject to any qualifications, assumptions or other limitations expressly set forth in any of the Financial Information or any notes thereto, except as disclosed in Section 3.1(g) of the Seller Schedule: (i) the Financial Information (A) has been prepared in accordance with the books of account and other financial records of the Analytical Instruments Business, (B) has been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") and (C) fairly presents in all material respects the information that purports to be presented therein; (ii) after giving effect to the adjustments described in Section 3.1(g) of the Seller Schedule, the 1998 Financial Statements fairly present the combined financial position of the Analytical Instruments Business as of June 30, 1998 and the combined results of its operations for the three years then ended; and (iii) the 1999 Financial Statements fairly present the combined financial position of the Analytical Instruments Business as of January 29, 1999 and the combined results of its operations for the seven months then ended, and, subject to the adjustments described in Section 3.1(g) of the Seller Schedule, have been prepared in accordance with the accounting principles, methods, practices, allocation methodologies and estimation methodologies used to prepare the 1998 Financial Statements.

                  (h) ABSENCE OF UNDISCLOSED LIABILITIES ETC.. As of the date of this Agreement there are, and as of the Closing Date there will be, no liabilities or obligations of the Analytical Instruments Business of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, except (i) liabilities set forth in or otherwise disclosed in Section 3.1(h) of the Seller Schedule, (ii) liabilities reflected or reserved against in the 1999 Statement of Net Assets or disclosed in the notes thereto, (iii) liabilities and obligations under Material Contracts to which a Transferred Subsidiary is a party (except for liabilities and obligations resulting from any breach thereof by the Company); (iv) liabilities and obligations under any Material Contract which is part of the Assets (except for any liabilities or obligations resulting from any breach thereof by any Asset Seller), (v) and Contracts entered into in the Ordinary Course of Business not required to be included in
Section 3.1(s)(i) of the Seller Schedule, (vi) liabilities and obligations which have arisen in the Ordinary Course of Business since January 29, 1999 (none of which, individually or in the aggregate, has had a Seller Material Adverse Effect) and (vii) other liabilities not exceeding $6,000,000 in the aggregate.

                  (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the 1998 Financial Statements, except as set forth in Section 3.1(i) of the Seller Schedule, neither Seller nor any Subsidiary, with respect to the Analytical Instruments Business, has:

                           (A) incurred any liability for or in respect of borrowed money in excess of $1 million in the aggregate, except current liabilities incurred, and liabilities under Contracts entered into, in the Ordinary Course of Business, or Indebtedness which is an Excluded Liability or Indebtedness for which a post-Closing adjustment will be made pursuant to Section 2.6;

                           (B) purchased any shares of capital stock or other equity securities of any party unaffiliated with Seller that would be set forth, summarized or described in the Assets (and no Transferred Subsidiary has purchased any such shares or securities);

                           (C) mortgaged, pledged or subjected to any material claim any material portion of the Assets or any material portion of the assets of any Transferred Subsidiary, other than Permitted Encumbrances;

                           (D) acquired or sold, assigned, transferred or otherwise disposed of a material amount of Assets or any material amount of the assets of any Transferred Subsidiary, except in each case in the Ordinary Course of Business;

                           (E) sold, assigned, licensed, sublicensed or transferred any material Intellectual Property included in the Assets (provided that all Intellectual Property set forth, summarized and/or described in Section 1.2(a) of the Seller Schedule shall be automatically deemed material for purposes of this paragraph (E)) or any material Intellectual Property of any Transferred Subsidiary, except for licenses of Intellectual Property in the Ordinary Course of Business in conjunction with product sales;

                           (F) made any single capital expenditure or commitment therefor other than as provided in the 1999 Budget previously provided to Buyer;

                           (G) made any change in compensation of any member of senior management (or employee of similar stature) except for increases which are in the Ordinary Course of Business;

                           (H) materially changed its credit policy as to sale of inventories or collection of receivables;

                           (I) entered into any joint venture, partnership or similar arrangement;

                           (J) materially amended, modified or terminated any material contract, understanding, commitment or agreement other than in the Ordinary Course of Business, except for any such item that terminated in accordance with its terms;

                           (K) authorized or issued any recall notice for any of its products which has had or would reasonably be expected to have, individually or in the aggregate, a Seller Representation Adverse Effect;

                           (L) received notice of any warranty claim (other than in the Ordinary Course of Business) or any products liability claim which has had or which would reasonably be expected to have, individually or in the aggregate, a Seller Representation Adverse Effect;

                           (M) changed its accounting methods, principles or practices, other than as required by U.S. GAAP; or

                           (N) agreed to do any of the things listed in clauses
         (A) through (M) of this Section 3.1(i).

                  (j) LEGAL PROCEEDINGS. (i) Except as described in Section 3.1(j) of the Seller Schedule, as of the date of this Agreement there is no claim, action, suit, arbitration, mediation or proceeding ("Action") by or before any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal, or judicial or arbitral body whether federal, state, provincial, local or foreign ("GOVERNMENTAL AUTHORITY") pending or, to the knowledge of the Company, contemplated or threatened against the Company or the Analytical Instruments Business, that would reasonably be expected to have, individually or in the aggregate, a Seller Representation Adverse Effect or prevent or materially delay the consummation by Seller or Buyer of the transactions contemplated by this Agreement. To the knowledge of the Company, none of Seller, any Subsidiary or any of the assets of the Analytical Instruments Business is subject to any Governmental Order having, individually or in the aggregate, a Seller Representation Adverse Effect.

                    (ii) There is no outstanding (A) injunction, decree, judgment, award, fine or penalty by any court, arbitration panel, industrial tribunal or Governmental Authority against or affecting the Analytical Instruments Business, the Assets or the assets of the Transferred Subsidiaries or (B) writ or order of any such entity against or affecting the Analytical Instruments Business, the Assets or the assets of the Transferred Subsidiaries, which has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Representation Adverse Effect.

                  (k) COMPLIANCE WITH LAWS; CERTAIN REGULATORY MATTERS. (i) The Analytical Instruments Business has been and is currently being conducted in compliance in all respects with all federal, state, provincial, local or foreign laws and orders of any Governmental Authority applicable to the Analytical Instruments Business (including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.S. Occupational Safety and Health Act and regulations thereunder) except in such cases where non-compliance, either individually or in the aggregate, would not result in a Seller Representation Adverse Effect, and neither Seller nor any Subsidiary has received any written notice to the effect that the Analytical Instruments Business is not in compliance with any applicable law or order of any Governmental Authority where non-compliance, either individually or in the aggregate, would result in a Seller Representation Adverse Effect. Seller and each Subsidiary has filed with the proper authorities all statements and reports required by all applicable laws relating to the Analytical Instruments Business, the Assets or the Transferred Subsidiaries except in such cases where the failure to so file would not, either individually or in the aggregate, be expected to result in a Seller Representation Adverse Effect.

                  (ii) No Transferred Subsidiary nor, in connection with the Analytical Instruments Business, any Asset Seller is, or since January 1, 1996 has been, suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened in writing; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment (assuming that no such suspension or debarment will result from the identity of Buyer). Except as set forth in Section 3.1(k) of the Seller Schedule, no Transferred Subsidiary or, in connection with the Analytical Instruments Business, Asset Seller has, since January 1, 1996, been audited or (to the knowledge of the Company) investigated or is now being audited or, to the knowledge of the Company, has been threatened in writing with an investigation by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Authority, any similar agencies or instrumentalities of any foreign Governmental Authority, or any prime contractor with a Governmental Authority except as would not be expected to result in a Seller Representation Adverse Effect. To the knowledge of the Company, there is no valid basis for
         (A) the suspension or debarment of any Transferred Subsidiary or, in connection with the Analytical Instruments Business, Asset Seller, from bidding on contracts or subcontracts with any Governmental Authority or
         (B) any claim pursuant to any audit by any Governmental Authority in connection with any contracts or subcontracts relating to the provision of products or services to or for the benefit of a Governmental Authority except as would not reasonably be expected to have a Seller Representation Adverse Effect. No Transferred Subsidiary or, in connection with the Analytical Instruments Business, Asset Seller, has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Authority.

                  (l) LABOR CONTROVERSIES. (i) No Transferred Subsidiary or, in the conduct of the Analytical Instruments Business, Asset Seller, has, since January 1, 1996, experienced nor, to the knowledge of the Company, is there currently threatened, any (A) work stoppages or strikes, (B) grievance, arbitration proceedings or proceedings before any industrial tribunal arising out of collective bargaining agreements, national labor union agreements or otherwise covering employees of the Analytical Instruments Business, or (C) unfair labor practice complaints, which would have a Seller Representation Adverse Effect. To the knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union or any formal collective bargaining agreement being negotiated with respect to any employees of the Analytical Instruments Business.

                    (ii) Section 3.1(l) of the Seller Schedule sets forth a true, complete and correct list of each collective bargaining agreement or other labor union contract applicable to persons employed in the Analytical Instruments Business other than statutory arrangements under applicable foreign laws and no other collective bargaining agreement is being negotiated by the Company. Except as set forth in Section 3.1(l) of the Seller Schedule, no Asset Seller or Transferred Subsidiary recognizes (expressly or impliedly) any trade union.

                  (m) INVENTORIES; RECEIVABLES. (i) The inventories of the Analytical Instruments Business are reflected in the Financial Statements at the lower of cost (determined on the first-in first-out method) or market, in conformity with U.S. GAAP.

                  (ii) All accounts receivable of the Analytical Instruments Business reflected in the Financial Statements have arisen from bona fide transactions in accordance with the requirements with U.S. GAAP and are stated therein net of reserves for doubtful accounts in accordance with the requirements of U.S. GAAP.

                  (n) INTELLECTUAL PROPERTY. (i) The Intellectual Property set forth, summarized and/or described on Section 1.2(a) of the Seller Schedule, together with the Intellectual Property set forth, summarized and/or described in Section 4.8(a) of the Seller Schedule (to be licensed to Buyer pursuant to the Buyer License Agreement), constitute all the Intellectual Property necessary to conduct the Analytical Instruments Business as currently conducted. In the event any Intellectual Property is erroneously included in, or omitted from, these schedules, the parties agree to correct such schedules prior to the Closing, so that the final schedules reflect the parties= true intent regarding the proper allocation of Intellectual Property between them.

                  (ii) Upon execution and delivery by the Asset Sellers to Buyer of the instruments of conveyance referred to in Section 1.4 and the Buyer License Agreement, and subject to Section 2.5, each item of Intellectual Property owned or used by the Asset Sellers and the Transferred Subsidiaries and necessary to conduct the Analytical Instruments Business as currently conducted as of the Closing will be owned or available for use by Buyer or the Transferred Subsidiaries on substantively identical terms and conditions immediately following the Closing. Each of the Asset Sellers and the Transferred Subsidiaries has taken reasonable measures to protect the proprietary nature of such Intellectual Property and to maintain in confidence the trade secrets, know-how and confidential information that it owns or uses and is necessary to conduct the Analytical Instruments Business as currently conducted. No other Person has any rights to any of the material Intellectual Property owned or used by the Asset Sellers or the Transferred Subsidiaries that is necessary to conduct the Analytical Instruments Business as currently conducted, except that the Intellectual Property identified in Section 1.2(a) of the Seller
         Schedule is owned by the respective owners identified therein. To the knowledge of the Company, no Person is infringing, violating or misappropriating any of the material Intellectual Property to be conveyed to Buyer at Closing.

                  (iii) To the Company's knowledge and except as set forth in
         Section 3.1(n)(iii) of the Seller Schedule, none of the activities of the Analytical Instruments Business as currently conducted materially infringes or violates, or constitutes a material misappropriation of, any Intellectual Property of any other Person (including, without limitation, Seller or any Subsidiary). Except as disclosed in Section 3.1(n)(iii) of the Seller Schedule, no Transferred Subsidiary or Asset Seller has received since January 1, 1996, any complaint, claim or notice in writing alleging any such infringement, violation or misappropriation with respect to any Intellectual Property to be conveyed or licensed to Buyer pursuant to this Agreement or the Buyer License Agreement, which complaint, claim or notice has not been resolved to the mutual satisfaction of the parties involved in a manner which involves no future obligations of Seller or any Subsidiary, except to the extent any of the foregoing would not reasonably be expected to result in a Seller Representation Adverse Effect.

                  (iv) Except as disclosed in Section 3.1(n)(iv) of the Seller Schedule, with respect to each item of Intellectual Property necessary to conduct the Analytical Instruments Business as currently conducted and owned by a third party and used by a Transferred Subsidiary or, in the conduct of the Analytical Instruments Business, an Asset Seller:

                           (A) the license, sublicense or other agreement covering such item is, to the Company's knowledge, legal, valid, binding, enforceable and in full force and effect with respect to the Asset Seller or Transferred Subsidiary which is a party thereto;

                           (B) such license, sublicense or other agreement to which an Asset Seller is a party is assignable by the Asset Seller to Buyer without the consent or approval of or any payment to any party;

                           (C) the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license, sublicense or other agreement which violation, breach or default (together with all other such violations, breaches or defaults) would have a Seller Representation Adverse Effect;

                           (D) no Asset Seller, Transferred Subsidiary or, to the Company's knowledge, any other party is in material breach or default under any such license, sublicense or other agreement, and to the Company's knowledge, no event has occurred which, with notice or the passage of time or both, would constitute such a breach or default or permit a termination, modification or acceleration thereunder;

                           (E) the underlying item of Intellectual Property is not subject to any outstanding order of any Governmental Authority; and

                           (F) no Asset Seller or Transferred Subsidiary has agreed, except in the Ordinary Course of Business in conjunction with product sales, to indemnify any Person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

                  (o) GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS. (i) Except as described in Section 3.1(o) of the Seller Schedule, the Asset Sellers and the Transferred Subsidiaries (A) currently hold all governmental licenses, permits and authorizations, including, without limitation, all permits required under Environmental Laws necessary for the current use, occupancy and operation of the Analytical Instruments Business (the "MATERIAL PERMITS"), (B) are in compliance in all material respects with all such Material Permits and (C) have made all required filings with, or notifications to, all Governmental Authorities pursuant to applicable requirements of all laws applicable to the Analytical Instruments Business except for such failures to hold, be in compliance with or make filings or notifications that individually or in the aggregate would not have a Seller Representation Adverse Effect.

                  (ii) Each Material Permit is in full force and effect and no suspension or cancellation of any Material Permit has been, to the knowledge of the Company, threatened in writing except for such suspensions or cancellations as would not have a Seller Representation Adverse Effect. Except as described in Section 3.1(o) of the Seller Schedule, and except in each case for any Material Permits listed in
         Section 1.2(h) of the Seller Schedule , all such Material Permits (whether held by an Asset Seller or Transferred Subsidiary) will continue to be in full force and effect immediately following the Closing for the benefit of Buyer in accordance with the terms thereof as in effect immediately prior to the Closing, except to the extent that the failure to be in full force or effect will not have a Seller Representation Adverse Effect. To the knowledge of the Company, there is no proposed or contemplated change in the terms of any Material Permit which would, individually or in the aggregate, have a Seller Representation Adverse Effect.

                  (p) EMPLOYEE BENEFIT PLANS. (i) Section 3.1(p) of the Seller Schedule sets forth a true, complete and correct list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA")) and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change in control and fringe benefit plans (other than any employment or personnel policy, practice or procedure) (hereinafter, "BENEFIT PLANS") maintained or contributed to by Seller, any Transferred Subsidiary or any ERISA Affiliate for current or former employees (other than Foreign Employees) of the Analytical Instruments Business (collectively, the "SELLER BENEFIT PLANS"). For purposes of this Agreement, "ERISA AFFILIATE" is any entity which is or was at any relevant time, (A) a member of a controlled group of corporations (as defined in Section 414(b) of the Code), or (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code). Section 3.1(p) of the Seller Schedule separately identifies those Seller Benefit Plans that are maintained exclusively for the benefit of employees of one or more Transferred Subsidiaries. With respect to each Seller Benefit Plan, Seller has made available to Buyer a true, complete and correct copy of the following, if any: (1) the most recent summary plan description for each Seller Benefit Plan for which a summary plan description is required, (2) such Seller Benefit Plan, and each trust agreement relating to such Seller Benefit Plan, (3) in the case of each Seller Benefit Plan applicable to United States Employees, the most recent annual reports (Form
5500) filed with the Internal Revenue Service ("IRS"), (4) the most recent determination letter issued by the IRS with respect to any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code, (5) the most recent financial statement for each Seller Benefit Plan, and (6) the most recent actuarial statement for each Seller Benefit Plan that is a defined benefit plan.

                  (ii) With respect to any Benefit Plans maintained by the Seller, any Transferred Subsidiary or an ERISA Affiliate, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any fine, penalty, tax or any other liability under the terms of such Benefit Plans, ERISA, the Code, or any other applicable law which would, individually or in the aggregate, have a Seller Representation Adverse Effect.

                  (iii) Except as set forth in Section 3.1(p) of the Seller Disclosure Schedule, there are no inquiries or investigations by the IRS, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation, no termination proceedings and no actions, suits or claims (other than claims for benefits in the Ordinary Course of Business) pending or, to the knowledge of the Company, threatened against any Seller Benefit Plan (or any Transferred Subsidiary with respect thereto) or the assets thereof which would have a Seller Representation Adverse Effect.

                  (iv) The Company is in full compliance with the terms of each of the Seller Benefit Plans and all applicable laws relating to the Seller Benefit Plans, including, without limitation, ERISA, the Code and the Health Insurance Portability and Accountability Act of 1996, all required filings have been made and all required contributions have been made to the Seller Benefit Plans, except where a failure to comply, file or contribute, would result in a Seller Representation Adverse Effect.

                  (v) Neither Seller, any ERISA Affiliate nor any Transferred Subsidiary has any liability which remains unsatisfied to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), in an amount which would have a Seller Representation Adverse Effect. None of the Seller Benefit Plans is a Multiemployer Plan and no Seller, ERISA Affiliate nor Transferred Subsidiary has been required to contribute to, or sponsor, any Multiemployer Plan after 1980.

                  (vi) The Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the knowledge of Seller, it has received no notice of an act or omission which has occurred since the date of the last favorable determination letter issued with respect to a Seller Benefit Plan which would reasonably be expected to result in the revocation of such Benefit Plan's qualified status.

                  (vii) Other than as disclosed in Section 3.1(p) of the Seller Schedule, no agreement or obligation exists to increase benefits or to materially increase the employer cost of providing benefits under any Seller Benefit Plan, in each case to a level above that in effect as of the date of this Agreement, or to adopt any new Seller Benefit Plan, where the increased liability in the aggregate would have a Seller Representation Adverse Effect.

                  (viii) Except as set forth in Section 3.1(p) of the Seller Schedule, there is no (A) agreement, plan or arrangement under which any Person may receive payments from Seller or any Subsidiary with respect to the Analytical Instruments Business, that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person's "parachute payment" under Section 280G of the Code; and (B) agreement or plan binding on any Transferred Subsidiary, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, which in the aggregate would result in liability that would have a Seller Representation Adverse Effect.

                  (ix Except as would not, individually or in the aggregate, have a Seller Representation Adverse Effect, with respect to each Seller Benefit Plan that is applicable to Foreign Employees (each, a "FOREIGN SELLER PLAN"), each Foreign Seller Plan has been maintained and operated in compliance with the terms thereof and of the applicable law of the foreign jurisdiction (including any funding, contribution or accounting requirements).

            (q) ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Seller Material Adverse Effect, and except as set forth in Section 3.1(q) of the Seller Schedule:

                  (i) Each Asset Seller and each Transferred Subsidiary is in compliance in all material respects with all Environmental Laws regarding the Analytical Instruments Business. There is no pending or, to the knowledge of the Company, threatened Action, civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority under any Environmental Law involving or relating to the Analytical Instruments Business. As used herein, the terms "release," "hazardous substance" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). For purposes of this Agreement, "ENVIRONMENTAL LAW" means any applicable U.S. federal, state, foreign or local law, ordinance, code or statute, or any rule or regulation implementing such law or statute and any case law or administrative decision, in each case existing and in effect on the date hereof, relating to pollution or protection of the environment, including without limitation any statute or regulation pertaining to (A) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; (B) air or water or noise; (C) groundwater and soil contamination; (D) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (E) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (F) tanks, vessels and containers; (G) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (H) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any pollutants or contaminants, hazardous substances (as such terms are defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act, as amended), radioactive materials, toxic materials, oil or petroleum and petroleum products.

                  (ii) In connection with the Analytical Instruments Business, there has been no release of any Materials of Environmental Concern in amounts above reportable quantities or which otherwise resulted in an obligation to report to a Governmental Authority under applicable Environmental Laws into the environment at or from any parcel of real property or any facility (i) currently owned, operated or controlled by any Asset Seller or Transferred Subsidiary or (ii) formerly owned, operated or controlled by

         Seller or any Subsidiary in the conduct of the Analytical Instruments Business during the period of its ownership, operation or control.

                  (iii) All material and non-privileged documents relating to compliance with Environmental Laws, including those relating to releases or threatened releases to the environment and environmental reports, investigations and audits relating to premises currently owned or operated by any Transferred Subsidiary or any Asset Seller in the conduct of the Analytical Instruments Business, whether conducted by or on behalf of any Transferred Subsidiary or Asset Seller, or a third party, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party in the possession of the Company have been provided or made available to Buyer.

                  (r) TAX. (i) (A) Each Transferred Subsidiary has timely filed, or been included in a consolidated, combined or unitary Tax Return that was timely filed, all Tax Returns required to be filed by it, taking into account any extension of time to file granted to, or obtained on behalf of, Seller or any Subsidiary, (B) all Taxes shown to be payable on such Tax Returns have been or will be timely paid and (C) all Taxes owed by each Transferred Subsidiary (whether or not shown on any Return) have been (or will be) paid when due or an adequate reserve therefor will be included on the Closing Balance Sheet.

                  (ii) (A) Except as set forth in Section 3.1(r)(ii) of the Seller Schedule (1) the income Tax Returns of each Transferred Subsidiary (and any consolidated, combined or unitary group of which such Transferred Subsidiary is a member) have been audited and settled, or are closed to assessment, for all years through the fiscal year ending June 30, 1997; (2) there is no written claim or assessment pending against any Transferred Subsidiary for any alleged deficiency in Taxes, and, to the knowledge of the Company, there is no audit or investigation with respect to any liability of any Transferred Subsidiary for Taxes; and (3) there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which any Transferred Subsidiary may be liable.

                           (B) Without limiting the generality of the foregoing, each Transferred Subsidiary has withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor, creditor, stockholder or other third party.

                           (C) None of the Transferred Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

                           (D) None of the Transferred Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii).

                           (E) None of the Transferred Subsidiaries is liable for the payment or reimbursement of the Taxes of any other Person pursuant to any contractual obligation or by operation of law.

                           (F) Seller or its Affiliates have made valid elections under Treasury Regulation section 301.7701-3(c) (and such elections continue to be valid) to treat Perkin-Elmer Limited (U.K.), Perkin-Elmer de Argentina S.R.L., Perkin-Elmer Chile Limitada and Perkin-Elmer Colombia Limitada as entities which are disregarded as separate entities from their owners.

                  (iii) For purposes of this Agreement, (A) "TAX" or "TAXES" means (1) all taxes, charges, fees, levies, duties, imposts, or other similar assessments, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, windfall profit, sales, use, transfer, stamp, licensing, notary fees, withholding, employment, payroll, minimum, estimated and franchise taxes or goods and services taxes imposed by the United States or any state, local, provincial or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government and (2) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with, any such tax or taxes; and (B) "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing or governmental authority in connection with Taxes.

                  (s) MATERIAL CONTRACTS. (i) Set forth in Section 3.1(s)(i) of the Seller Schedule is a list of each of the following Material Contracts (as hereinafter defined) as of the date of this Agreement (collectively, the "MATERIAL AI CONTRACTS"):

                           (A) each Material Contract relating exclusively to the Analytical Instruments Business to which any Asset Seller is a party or by which it is or its Assets are bound;

                           (B) each Material Contract relating exclusively to the Analytical Instruments Business to which any Transferred Subsidiary is a party or by which it is or its property or assets are bound;

                           (C) each Material Contract relating exclusively to businesses of the PE Group other than the Analytical Instruments Business to which any Transferred Subsidiary is a party or by which it is bound;

                           (D) each Material Contract relating to both the Analytical Instruments Business and to other business of the PE Group to which any Asset Seller is a party or by which it is bound and that is required to be transferred to Buyer to enable Buyer, after giving effect to all of the transactions contemplated by this Agreement, to either conduct the Analytical Instruments Business as currently conducted or perform its obligations under the Transition Agreements; and

                           (E) each Material Contract included in the Assets that is an Assumed Liability or that is a liability of a Transferred Subsidiary.

                  (ii) As used in this Agreement, a "MATERIAL CONTRACT" means any Contract: (A) relating to Intellectual Property that generated revenues of the PE Group in any fiscal year in the Covered Period exceeding $1,000,000; (B) relating to the provision of information technology with a contract value exceeding $250,000 at any time during the Covered Period; (C) with a supplier relating to annual purchases by the PE Group exceeding $500,000 in any fiscal year in the Covered Period that (i) has a fixed term, (ii) is not on current market terms,
         (iii) relates to a sole source of supply or (iv) involves the supply of components that are not otherwise readily available; (D) with a customer relating to annual sales of the PE Group exceeding $1,000,000 in any fiscal year in the Covered Period that has a fixed term or is not on current market terms; (E) consisting of a lease of real property by the PE Group requiring annual rental payments exceeding $250,000 in any fiscal year in the Covered Period; (F) containing covenants limiting the freedom of the Analytical Instruments Business to engage in any line of business or to compete with any Person which would apply to Buyer as acquiror of the AI Business or the Transferred Subsidiaries after the Closing; (G) granting to any Person any right to distribute or resell any Analytical Instruments Business product, or to represent or act as agent for the Analytical Instruments Business in connection with the distribution or sale of any Analytical Instruments Business product involving annual sales in excess of $1 million in any fiscal year in the Covered Period, that, in any case, cannot be canceled by the Analytical Instruments Business within 180 days, without material premium or penalty; (H) establishing any joint venture, strategic alliance, partnership or other equity arrangement that is material to the Analytical Instruments Business; or (I) under which the consequences of a default or termination would have a Seller Material Adverse Effect exceeding $1 million, or which gives or could give any other party thereto the right to cause the transactions contemplated by this Agreement to be rescinded following consummation, or which involves more than $1 million in the aggregate. For purposes of this Agreement, the "COVERED PERIOD" shall mean each of the fiscal years in the four-year period ending June 30, 1999, with amounts for the fiscal year ending June 30, 1999 being determined by reference to Seller=s budget for such fiscal year.

                  (iii) Except as specified in Section 3.1(s)(iii) of the Seller Schedule, no Transferred Subsidiary or Asset Seller is (and, to the knowledge of the Company as of the date hereof, no other party is), in material breach or violation of, or material default under, any of the Contracts which individually or in the aggregate would have a Seller Representation Adverse Effect and no event has occurred which with notice or the lapse of time would constitute a material breach or violation of, or material default under, or permit termination or acceleration thereof. Except as specified in Section 3.1(s)(iii) of the Seller Schedule, each Material AI Contract is a valid agreement, arrangement or commitment of Seller or any Subsidiary that is a party thereto, enforceable against Seller or such Subsidiary, as the case may be, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and
         (iii) an implied covenant of good faith and fair dealing and such Material AI Contracts will continue to be valid and binding obligations immediately following the Closing.

                  (t) RECALLS. Except as set forth in Section 3.1(t) of the Seller Schedule, to the knowledge of the Company, there is no basis for the recall, withdrawal or suspension of any approval by any Governmental Authority with respect to any Analytical Instruments Business product produced in the Covered Period except as would not individually or in the aggregate have a Seller Representation Adverse Effect.

                  (u) CERTAIN BUSINESS RELATIONSHIPS. Except as set forth in
Section 3.1(u) of the Seller Schedule or as provided in the Transition Agreements, no Affiliate of Seller (other than any Asset Seller relating to Assets being conveyed to Buyer hereunder, or any Transferred Subsidiary) (i) owns any property or right, tangible or intangible, which is necessary to conduct the Analytical Instruments Business as currently conducted or is reflected in the 1998 Financial Statements, (ii) has any claim or cause of action against the Assets or any Transferred Subsidiary other than with respect to the provision of goods or services to the Analytical Instruments Business in the Ordinary Course of Business, or (iii) other than with respect to the provision of goods or services by the Analytical Instruments Business in the Ordinary Course of Business, owes any money to any Transferred Subsidiary or, in connection with the Analytical Instruments Business, to any Asset Seller. For purposes of this Agreement, "AFFILIATE" means, with respect to any specified Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  (v) BOOKS AND RECORDS. The books, records, accounts, ledgers and files of each Asset Seller with respect to the Analytical Instruments Business, and each Transferred Subsidiary, have been maintained in all material respects in accordance with good business and bookkeeping practices. The minute books and other similar records of each Transferred Subsidiary of actions taken at any meetings of such Subsidiary's stockholders, Board of Directors, Managing Board, Supervisory Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting are true and complete in all material respects. The stock certificate books, stock ledgers and/or share registers of each Transferred Subsidiary are true, complete and correct in all material respects.

                  (w) CUSTOMERS AND SUPPLIERS. Except as disclosed in Section 3.1(w) of the Seller Schedule, during the period from July 1, 1998 through the date of this Agreement: no material supplier of the Analytical Instruments Business has informed the Company in writing that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Analytical Instruments Business; and no material customer of the Analytical Instruments Business has informed the Company in writing that it will stop, or materially decrease the rate of, buying materials, products or services from the Analytical Instruments Business.

                  (x) YEAR 2000. (i) The Company is conducting a program of assessment, and remediation where appropriate of all of the (A) applicable Company internal systems that have been identified by appropriate personnel as material to the Analytical Instruments Business, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, but excluding any of the foregoing that individual Company employees have personally installed on their own computers ("INTERNAL SYSTEMS"), and (B) software, hardware, firmware and other technology which have been identified by appropriate personnel as constituting a material part of the products that are currently or will be manufactured by, or services that are currently or will be sold by, or are under a warranty that covers Year 2000 Compliance from, the Analytical Instruments Business ("EXTERNAL SOFTWARE") (the "YEAR 2000 PROGRAM").

                  (ii) All of the Internal Systems and External Software will be Year 2000 Compliant (as defined herein) to the extent that the arrival of the Year 2000 will not create a material disruption to the Analytical Instruments Business or cause a material defect in the products currently manufactured by or the services currently sold by the Analytical Instruments Business, and/or a reasonable workaround will be identified to avoid such disruption or defect, provided that Buyer continues to support the Year 2000 Program in accordance with the Company=s current plans, including but not limited to requirements for manpower, funding and other resources.

                  (iii) As part of the Year 2000 Program, written assurances of Year 2000 Compliance are now being sought by the Company from suppliers, vendors and service providers that have been identified by appropriate personnel as material to its operations. Except as disclosed in Section 3.1(x) of the Seller Disclosure Schedule, to the knowledge of the Company, there is no failure to be Year 2000 Compliant of any supplier, vendor or service provider that has been identified by appropriate personnel as material to the Analytical Instruments Business. Nonetheless, there is no assurance that any non-compliant systems of such parties will become Year 2000 Compliant in a timely manner, and it is recognized that failure to do so could have a Seller Material Adverse Effect.

                  (iv) For purposes of this Agreement, "YEAR 2000 COMPLIANT" shall mean, with respect to a particular system or item, that:

                           (A) No value for current date will cause any interruption in operation, but only through the year 2018;

                           (B) Date-based functionality must behave consistently, and such system or item will calculate, manipulate and represent dates correctly for the purposes for which they were intended, for dates prior to, during, and after the year 2000 but only through the year 2018;

                           (C) In all interfaces and data storage, the century in any date from the present through the year 2018 must be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                           (D) Year 2000 must be recognized as a leap year;

provided in each case, that all applications, hardware and other systems used in conjunction therewith correctly exchange date data with, or provide data to such system or item and are otherwise Year 2000 Compliant.

                  (v) With respect to any appropriate remediation to the Internal Systems or External Software that is required to make them Year 2000 Compliant to the extent that the arrival of the Year 2000 will not create a material disruption to the Analytical Instruments Business or cause a material defect in the products currently manufactured by or the services currently sold by, or under a warranty that covers Year 2000 Compliance from, the Analytical Instruments Business, and the testing of the foregoing, as so remediated, (i) a substantial amount of the foregoing is reasonably expected to be completed by September 1, 1999 and (ii) all of the foregoing is reasonably expected to be completed by December 31, 1999, provided that Buyer continues to support the Year 2000 Program in accordance with the Company=s current plans, including but not limited to requirements for manpower, funding and other resources.

                  (y) ACQUISITIONS. Section 3.1(y) of the Seller Schedule sets forth a complete list, in reasonable detail, of all assets comprising a separate line of business or company acquisitions outside of the Ordinary Course of Business undertaken with respect to the Analytical Instruments Business since July 1, 1996 and involving an aggregate purchase price in excess of $2,500,000.

                  (z) CERTAIN FEES. With the exception of fees and expenses payable to Warburg Dillon Read LLC ("WDR"), which shall be paid by Seller, neither Seller nor any of the Subsidiaries nor any of their respective officers, directors or employees, on behalf of Seller or such Subsidiaries, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                  (aa) REAL ESTATE. (i) Sections 1.2(b) and 3.1(aa) of the Seller Schedule set forth a true, complete and correct list and description of the location of all real property ("OWNED

REAL PROPERTY") owned in fee by Seller included in the Assets, or owned in fee by a Transferred Subsidiary. With respect to each parcel of Owned Real Property:

                           (A) the owners identified in Sections 1.2(b) and 3.1(aa) of the Seller Schedule have good title to such parcel, free and clear of all Encumbrances, except for Permitted Encumbrances;

                           (B) except as set forth in Section 3.1(aa) of the Seller Schedule, there are no leases, subleases, licenses or agreements granting to any party or parties the right of use or occupancy of any portion of such Owned Real Property; and

                           (C) except as set forth in Section 3.1(aa) of the Seller Schedule, to Seller's knowledge there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

except, in the case of (B) and (C) as would not have a Seller Representation Adverse Effect.

                           (ii) Section 3.1(aa) of the Seller Schedule sets forth a true, complete and correct list of all material real property leased by an unaffiliated third party to a Transferred Subsidiary or, in the conduct of the Analytical Instruments Business, to an Asset Seller (the "LEASED REAL PROPERTY"). Seller has delivered to Buyer true, complete and correct copies of such leases and subleases (each as amended to date). With respect to each lease and sublease of Leased Real Property:

                           (A) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to each Asset Seller and each Transferred Subsidiary which is a party thereto;

                           (B) except as set forth on Section 3.1(aa) of the Seller Schedule, (1) each lease or sublease relating to the Leased Real Property is assignable by the Asset Seller to Buyer without the consent or approval of or any payment to any party, (2) no lease or sublease to which a Transferred Subsidiary is a party requires any permission or consent upon a change in control of such company, (3) all such leases or subleases (whether the lessee is an Asset Seller or Transferred Subsidiary) will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and (4) the consummation of the transactions contemplated herein will not conflict with, result in a material violation or breach of or constitute a material default under (or would result in such a violation, breach or default with the giving of notice or the passage of time or both) any such lease or sublease;

                           (C) (1) neither any Asset Seller nor any Transferred Subsidiary is in breach or default in any material respect under any such lease or sublease, and (2) to

         Seller's knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a breach or default; and

                           (D) except as set forth on Section 3.1(aa) of the Seller Schedule, neither any Asset Seller nor any Transferred Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold under any Leased Real Property and there are no leases, subleases, licenses or agreements granting to any third party or parties the right of use or occupancy of any portion of any Leased Real Property.

except in the case of (B), (C) and (D) as would not have a Seller Representation Adverse Effect.

                  (bb) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller or the Subsidiaries.

                  3.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the Buyer Schedule previously delivered to Seller (the "BUYER SCHEDULE"), Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are true, complete and correct.

                  (a) DUE ORGANIZATION; GOOD STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all the requisite corporate power and authority to own, lease and operate its property and assets and to conduct its business as currently conducted by it. Buyer has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby to be entered into by it and to issue the Note and to perform its obligations hereunder and thereunder. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which its right, title or interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

                  (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby, the delivery and issuance of the Note and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby, the issuance of the Note and the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement and each other agreement contemplated hereby to be executed and delivered by Buyer and the Note will be a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                  (c) NO GOVERNMENTAL APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH BUYER IS A PARTY. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer, the issuance of the Note and the consummation by Buyer of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not materially impair the ability of Buyer to perform its obligations under this Agreement and the other agreements contemplated hereby and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer under, the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations under this Agreement or any other agreement contemplated hereby.

                  (d) CERTAIN FEES. With the exception of fees and expenses payable to Goldman, Sachs & Co., which shall be paid by Buyer, neither Buyer nor any of its officers, directors or employees on behalf of Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                  (e) LEGAL PROCEEDINGS. There is no litigation, proceeding, tax audit or governmental investigation pending or, to the knowledge of Buyer, threatened in writing which seeks to question, delay or prevent the consummation of, or would materially impair the ability of Buyer to consummate the transactions contemplated hereby.

                  (f) ACCESS TO FUNDS. Buyer has, or has prompt access to, and will have on the Closing Date, sufficient cash to meet its obligations under
Section 2.3.

                  (g) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Section 3.2, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer.

                  3.3. EXPIRATION OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Buyer and Seller made pursuant to this Agreement shall survive for a period of eighteen (18) months following the Closing Date regardless of any investigation made at any time by or on behalf of either party, and thereafter neither party may make any claim for any breach of such representations and warranties. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.2(a) and 3.2(b) shall survive in perpetuity, the representations and warranties set forth in Sections 3.1(p) and 3.1(q) shall survive for a period of three years following the Closing Date, and the representations and warranties set forth in Section 3.1(r) shall survive until the expiration of the applicable statute of limitations with respect to the matters set forth therein.

4.       TRANSACTIONS PRIOR TO CLOSING

                  4.1. ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS; CONFIDENTIALITY. (a) Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") such access, during normal business hours and upon reasonable advance notice, to the Plants, properties, books and records of the PE Group relating to the Assets or the Analytical Instruments Business, as Buyer may from time to time reasonably request and (ii) it will furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the business and properties of the Analytical Instruments Business, as Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that Seller shall have the right to have a representative present at all such times; and PROVIDED, FURTHER, that such access shall be at the expense and risk of Buyer. Buyer and its Representatives shall be entitled, in consultation with Seller, to such access to the representatives, officers and employees of Seller and the Subsidiaries to the extent they are involved in the Analytical Instruments Business as Buyer may reasonably request. Buyer agrees that it will, and will cause its Representatives to, continue to treat all information so obtained from Seller as "Information" under the confidentiality agreement entered into between WDR (on behalf of Seller) and Buyer dated September 8, 1998 (the "CONFIDENTIALITY AGREEMENT"), and will continue to honor its obligations thereunder and that, if requested by Seller, it will cause any of its Representatives so requested to enter into a written agreement acknowledging the terms of the Confidentiality Agreement and agreeing to be bound thereby.

                  (b) Notwithstanding Section 4.1(a) and the information provided to Buyer after the date hereof, Buyer hereby acknowledges that it has made its own determinations with respect to the Analytical Instruments Business, the Assets, the Subsidiary Stock and the Assumed Liabilities, and acknowledges and agrees that Seller has made and makes no representations or warranties, express or implied, at common law, by statute or otherwise, except as specifically set forth in this Agreement, and Seller hereby disclaims all implied warranties, including warranties of merchantability or fitness for a particular purpose.

                  4.2. CONDUCT OF THE ANALYTICAL INSTRUMENTS BUSINESS PENDING THE CLOSING DATE. Seller agrees that, except as permitted, required or contemplated by this Agreement, the Transition Agreements, License Agreements, Note and Assumption Agreement or any of the Exhibits or Schedules hereto, including, without limitation, those actions necessary in connection with the transactions contemplated by Section 4.3 or as described in Section 4.2 of the Seller Schedule or as otherwise consented to or approved in writing by Buyer, during the period commencing on the date hereof and ending at the Closing, it will cause the Analytical Instruments Business to be operated only in the usual, regular and ordinary manner. Without limiting the generality of the foregoing, except as aforesaid, during the period commencing on the date hereof and ending at the Closing:

                  (a) Seller agrees that it shall cause the Analytical Instruments Business to be conducted in the Ordinary Course of Business;

                  (b) Seller agrees that it will cause the Company to use all reasonable efforts to preserve substantially intact the business organization of the Analytical Instruments Business, to keep available to Buyer the services of the key employees of the Analytical Instruments Business and to preserve the current relationships of the Analytical Instruments Business with its customers, suppliers and other Persons with which the Analytical Instruments Business has significant business relationships;

                  (c) Seller agrees that it shall not, and shall not permit any Subsidiary to (provided that the consent of Buyer shall not be unreasonably withheld with respect to any of the following):

                  (i) amend the certificate of incorporation or by-laws or other equivalent organizational document of any Transferred Subsidiary, or permit any Transferred Subsidiary to merge or consolidate, or obligate itself to do so, with or into any other entity;

                  (ii) issue or sell any shares of capital stock of, or other equity interests in, any Transferred Subsidiary, or securities convertible into or exchangeable for such shares or equity interests or sell or transfer any Assets, except for sales of assets in the Ordinary Course of Business and other asset sales to non-affiliates for consideration aggregating not more than $100,000 individually or $500,000 in the aggregate;

                  (iii) permit any Transferred Subsidiary to declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise (other than in cash), with respect to any of its capital stock except in the Ordinary Course of Business;

                  (iv) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of Seller or any Subsidiary who is a Transferred Employee or Continuing Employee, except in the Ordinary Course of Business or as may be required by law or by existing contractual arrangements;

                  (v) enter into any employment, severance or collective bargaining agreement with any of its employees whose services are substantially devoted to the Analytical Instruments Business, except in the Ordinary Course of Business or as may be required by law or by existing contractual arrangements;

                  (vi) permit any Transferred Subsidiary to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof for consideration in excess of $100,000 individually or $500,000 in the aggregate;

                  (vii) permit any Transferred Subsidiary to assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than another Transferred Subsidiary), or make any loans or advances, except in the Ordinary Course of Business;

                  (viii) authorize any capital expenditure for the Analytical Instruments Business in excess of $100,000 for any single project that is not provided for in the capital expenditure budget of the Analytical Instruments Business for the fiscal year ending June 30, 1999 previously delivered to Buyer;

                  (ix) make any purchase commitment exceeding $50,000 in any instance for the Analytical Instruments Business other than in the Ordinary Course of Business other than as contemplated by the preceding clauses (i) through (viii);

                  (x) change its accounting methods, principles or practices, except insofar as may be required by a change in U.S. GAAP or comparable requirements of any other jurisdiction in which the Analytical Instruments Business is conducted;

                  (xi) mortgage or pledge to secure any Indebtedness of any Asset Seller or Transferred Subsidiary any of the Assets or any of the assets of a Transferred Subsidiary in each case having a value, individually or in the aggregate, in excess of $1,000,000, or subject any such Assets or assets to any Encumbrance other than Permitted Encumbrances;

                  (xii) sell, assign, transfer or license or let lapse any Intellectual Property included in the Assets or any Intellectual Property of any Transferred Subsidiary, except for licenses of such Intellectual Property in the Ordinary Course of Business in conjunction with product sales;

                  (xiii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Material AI Contract or Material Permit included in the Assets or to which any Transferred Subsidiary is a party;

                  (xiv) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in (A) any of the representations and warranties of Seller set forth in this Agreement becoming untrue in any material respect or
         (B) any of the conditions to the Closing set forth in Section 5 of this Agreement not being satisfied; or

                  (xv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.2(c);

                  (d) Seller agrees that it shall, and shall cause each Asset Seller and Transferred Subsidiary to cooperate with Buyer in communicating with suppliers and customers to accomplish the transfer of the Assets to and the purchase of the Analytical Instruments Business by Buyer on the Closing Date.

                  4.3. TRANSACTIONS WITH TRANSFERRED SUBSIDIARIES. (a) Prior to the Closing Date, Seller shall cause the assets and liabilities of each Transferred Subsidiary described in Section 4.3(a) of the Seller Schedule, none of which is necessary to conduct the Analytical Instruments Business as currently conducted, to be transferred to or assumed by, as the case may be, Seller or one of its subsidiaries (other than a Transferred Subsidiary). Without limitation of the foregoing, the liabilities that shall be satisfied or assumed by Seller include those of the nature specified in (a) through (m) of Section 1.7.

                  (b) At or prior to the Closing: (i) all arrangements calling for the transfer of funds by or to any Transferred Subsidiary in connection with Seller=s cash management system shall be terminated as of the Closing; (ii) all arrangements between any Transferred Subsidiary, on the one hand, and Seller or any of the Subsidiaries other than a Transferred Subsidiary, on the other hand, pertaining to the allocation or sharing of liability for Taxes shall be terminated as of the Closing; and (iii) the receivables and payables constituting Excluded Assets and Excluded Liabilities in accordance with Sections 1.3(k) and 1.7(e) shall be extinguished.

                  4.4. GUARANTEES. Buyer shall use all reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations or the payment of any penalty or premium) to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or the Subsidiaries (other than the Transferred Subsidiaries), effective as of the Closing, in respect of all obligations of Seller and any of the Subsidiaries (other than the Transferred Subsidiaries) under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort set forth in Section 4.4 of the Seller Schedule (the "GUARANTEES"). If Buyer is unable to effect such a substitution with respect to any such Guaranty after using reasonable efforts to do so, Buyer shall fully indemnify and hold harmless Seller with respect to the obligations covered by each of the Guarantees for which Buyer does not effect such substitution and any Damages relating thereto incurred by Seller.

                  4.5. FURTHER ACTIONS. (a) Subject to the terms and conditions hereof, Seller and Buyer agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the HSR Act as set forth below and any similar foreign legislation; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Seller, the Subsidiaries and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

                  (b) Buyer and Seller shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any similar foreign legislation. Each party shall furnish to the other such necessary information and assistance as such party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U.S. or foreign governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Except as expressly provided in this Section 4.5(b), neither party shall be required to litigate any issue arising out of the pursuit or receipt of any regulatory consent from any Governmental Authority and Buyer shall not be required to divest any subsidiary or assets of Buyer or its Affiliates or agree to hold separate any assets of the Analytical Instruments Business.

                  4.6. NOTIFICATION. (a) NOTICE OF CERTAIN ACTIONS. Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other such party or parties of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions provided for in this Agreement;

                  (ii) any material notice or other communication from any Governmental Entity in connection with the transactions provided for in this Agreement; and

                  (iii) any action suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against or otherwise affecting the Company, on the one hand, or Buyer, on the other hand, which relates to the consummation of the transactions provided for in this Agreement.

                  (b) NOTICE OF BREACHES; UPDATES. (i) BY SELLER. Seller shall promptly deliver to Buyer written notice of any event or development of which it obtains knowledge that would (A) render any statement, representation or warranty of Seller in this Agreement (including the Seller Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by Seller of, or a failure by Seller or any Subsidiary to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach. Within 20 business days after the date hereof, Seller will provide Buyer a true, complete and correct list of all leases of personal property with respect to the Analytical Instruments Business involving any annual expense in excess of $100,000 in any fiscal year in the Covered Period that cannot be cancelled by the Analytical Instruments Business within 90 days without material premium or penalty, excluding any master leases for Company Cars.

                  (ii) BY BUYER. Buyer shall promptly deliver to Seller written notice of any event or development of which it obtains knowledge that would (A) render any statement, representation or warranty of Buyer in this Agreement (including the Buyer Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by Buyer or a failure by Buyer to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                  4.7. NO INCONSISTENT ACTION. Subject to the provisions of Sections 7.1 and 7.2, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                  4.8. LICENSE AGREEMENTS. (a) On the Closing Date, Buyer and Seller shall execute and deliver a license agreement (the "BUYER LICENSE AGREEMENT"), substantially in the form of EXHIBIT F, pursuant to which Seller shall grant to Buyer a license to use the Intellectual Property set forth in
Section 4.8(a) of the Seller Schedule .

                  (b) On the Closing Date, Buyer and Seller shall execute and deliver a license agreement (the "SELLER LICENSE AGREEMENT" and, together with the Buyer License Agreement, the "LICENSE AGREEMENTS"), substantially in the form of EXHIBIT G, pursuant to which Buyer shall grant to Seller a license to use the Intellectual Property set forth in Section 4.8(b) of the Seller Schedule.

                  4.9. FACILITIES AND SERVICES AGREEMENT. On or prior to the Closing Date, Buyer and Seller shall execute and deliver, or cause one or more of their subsidiaries to execute and deliver, Facilities and Services Agreements (the "TRANSITION AGREEMENTS") with respect to facilities and services currently shared by the Analytical Instruments Business and other business operations of Seller or its Subsidiaries. With respect to each jurisdiction or subject matter identified in Section 4.9 of the Seller Schedule, the applicable Transition Agreement shall cover the facilities and services specified in Section 4.9 of the Seller Schedule, on the terms and conditions set forth therein. Each Transition Agreement shall be substantially in the form of EXHIBIT H, with such modifications as are required to give effect to the terms of Section 4.9 of the Seller Schedule.

                  4.10. NO SOLICITATION. Prior to the earlier of the Closing Date or termination of this Agreement in accordance with the terms hereof, each of Seller and the Subsidiaries will not, nor will it authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any offer or proposal relating to an acquisition of the Analytical Instruments Business (through a merger, consolidation, acquisition of stock or assets or other like transaction) or (ii) participate in any discussions or negotiations regarding any such offer or proposal.

5.       CONDITIONS PRECEDENT

                  5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) NO INJUNCTION, ETC. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase or the transfer to Buyer by Seller or the Subsidiaries of any Assets, except for the transfer of any Assets or Subsidiary Stock the failure of which to transfer, individually or in the aggregate with all other Assets and Subsidiary Stock not being transferred on the Closing Date, would not be material to the operations of the Analytical Instruments Business. For purposes of this Section 5.1(a), any failure to transfer shall not be regarded as material to the operations of the Analytical Instruments Business so long as the aggregate revenue for the fiscal year ended June 30, 1998 of all the Assets not transferred does not exceed $20 million. No legal action, suit or proceeding, investigation or inquiry shall be pending by or on behalf of any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation, ruling, decision or injunction would (i) prevent the consummation of the sale of any material portion of the

Assets or Subsidiary Stock as contemplated hereby or (ii) cause the sale of any material portion of the Assets or Subsidiary Stock as contemplated by this Agreement to be rescinded following consummation. No legal action, suit or proceeding by or on behalf of any other Person shall be pending as to which there is a reasonable likelihood of an outcome that would (A) prevent the consummation of the sale of any material portion of the Assets or Subsidiary Stock as contemplated hereby or (B) cause the sale of any material portion of the Assets or Subsidiary Stock as contemplated by this Agreement to be rescinded following consummation.

                  (b) REGULATORY AUTHORIZATIONS. All consents, approvals, authorizations and orders of federal, state and foreign Governmental Authorities set forth in, or required to be set forth in, Section 3.1(c) of the Seller Schedule (the "REQUIRED CONSENTS") shall have been obtained, and all applicable waiting periods specified under the HSR Act or any similar foreign law or regulation with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated, except for Required Consents of state and foreign Governmental Authorities the failure of which to obtain, individually or in the aggregate, would not, in the reasonable opinion of Buyer, be material to the operations of the Analytical Instruments Business.

                  (c) THIRD PARTY CONSENTS. All consents, approvals and waivers of third parties set forth in, or required to be set forth in, Section 3.1(c) of the Seller Schedule, or that would have been required to be set forth in Section 3.1(c) of the Seller Schedule in the case of agreements entered into subsequent to the date of this Agreement, shall have been obtained by Seller, except for any thereof the failure of which to obtain, individually or in the aggregate, would not, in the reasonable opinion of Buyer, be material to the operations of the Analytical Instruments Business.

                  5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller qualified as to materiality contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; PROVIDED that notwithstanding the foregoing, in the event the representations and warranties of Seller referred to in this Section 5.2(a) fail to be true and correct as of the Closing or such specified date as of which such representations and warranties are made, the condition set forth in this Section 5.2(a) shall be deemed satisfied unless a Material Adverse Closing Event shall have occurred; and PROVIDED further that the deemed satisfaction of such condition referred to in the preceding proviso shall in no way constitute a release of Seller or a waiver of Buyer's right to indemnification from Seller with respect to any such Damages pursuant to Section 9.4 hereof.

                  (b) PERFORMANCE OF AGREEMENTS. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing;

                  (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate of the Company, dated the Closing Date, executed on its behalf by the President or a Senior Vice President of Seller to the effect that the conditions specified in Sections 5.2(a), (b) and (d) have been fulfilled;

                  (d) NO MATERIAL ADVERSE CHANGE. Since June 30, 1998, there shall not have been any event or occurrence which has had or which could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect other than (i) changes or effects resulting from the transactions contemplated by this Agreement (or the public announcement thereof), (ii) currency fluctuations, (iii) changes in general economic, regulatory or political conditions, (iv) changes in the levels of financial markets, (v) other changes that affect the analytical instrument industry in general or (vi) changes disclosed in Section 5.2(d) of the Seller Schedule.

                  (e) LICENSE AGREEMENTS. Seller shall have executed and delivered to Buyer the License Agreements; and

                  (f) TRANSITION AGREEMENTS. Seller and its subsidiaries shall have executed and delivered to Buyer the Transition Agreements.

                  5.3. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing Date of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer qualified as to materiality contained herein or in any certificate or document delivered to Seller pursuant hereto shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

                  (b) PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

                  (c) OFFICER'S CERTIFICATE. Seller shall have received a certificate of Buyer, dated the Closing Date, executed on its behalf by the President or a Senior Vice President of Buyer to the effect that the conditions specified in Sections 5.3(a) and (b) have been fulfilled;

                  (d) NOTE AND ASSUMPTION AGREEMENT. Buyer shall have executed and delivered to Seller the Note and the Assumption Agreement;

                  (e) LICENSE AGREEMENTS. Buyer shall have executed and delivered to Seller the License Agreements;

                  (f) TRANSITION AGREEMENTS. Buyer and its subsidiaries shall have executed and delivered to Seller the Transition Agreements; and

                  (g) SECURITY AGREEMENT. Buyer shall have executed and delivered to Seller the Security Agreement.

6.       EMPLOYEE RELATIONS AND BENEFITS

                  6.1. PRE-CLOSING CONDUCT; OTHER LIABILITIES. (a) CERTAIN SEVERANCE BENEFITS; CERTAIN ARRANGEMENTS. In the event that the employment of an employee of the Analytical Instruments Business who is eligible for coverage immediately prior to the Closing Date under Seller=s severance plans for Asset Employees and employees of the Transferred Subsidiaries, as described in Section 6.1(a)(i) of the Seller Schedule (collectively, the "SELLER'S SEVERANCE PLANS"), and who continues employment with the Analytical Instruments Business without interruption (a "CONTINUING EMPLOYEE"), is terminated by Buyer after the Closing Date other than for cause, Buyer shall pay such terminated employee severance benefits in accordance with the terms of Buyer's severance plan, giving credit for the time served as employees of the Company; provided that Buyer shall not be liable for severance for the persons listed on Section 6.1(a)(ii) of the Seller Schedule. Service with Seller, the Subsidiaries and Buyer for periods prior to and after the Closing Date shall be aggregated for purposes of calculating severance benefits for such employees. To the extent permitted by applicable law, Seller shall use its reasonable best efforts, prior to the Closing, to amend, or cause to be amended, every severance plan or arrangement, to the extent that it would be reasonably likely to give rise to eligibility for severance benefits for Continuing Employees with respect to any termination of employment which arises solely because of the consummation of the transaction contemplated by this Agreement, so as to reduce or eliminate to the extent possible such eligibility. Under no circumstances shall Buyer be liable for payment of severance benefits which arise from the operation of law or otherwise as a result of the consummation of the transactions contemplated by this Agreement.

                  (b) UNITED STATES PENSION AND RETIREMENT PLANS. (i) CESSATION OF BENEFIT ACCRUALS AND FULL VESTING. Effective as of the Closing Date, the Company shall cease benefit accruals under (i) The Employee Pension Plan of The Perkin-Elmer Corporation ("SELLER PLAN") and (ii) The Employee Savings Plan of The Perkin-Elmer Corporation (the "SELLER 401(K) PLAN") with respect to those participants in the Seller Plan and the Seller 401(k) Plan who are United States Employees, and all benefits accrued by such United States Employees, as of the Closing Date, in the Seller Plan and the Seller 401(k) Plan shall be fully vested as of the Closing Date. No assets or liabilities shall be transferred from the Seller Plan or the Seller 401(k) Plan to any employee benefit plan of Buyer.

                  (ii) SELLER 401(K) PLAN. Seller and Buyer shall cooperate to take whatever steps are necessary to effect, as promptly as practicable after the Closing Date, to the extent elected by participants, the distribution and direct rollover to Buyer's 401(k) Plan of the accrued benefit as of the Closing Date of United States Employees under the Seller 401(k) Plan. With respect to such rollover: (i) Buyer shall provide to Seller written assurances that Buyer's 401(k) Plan is an "eligible retirement plan" and (ii) Seller shall provide to Buyer written assurances that the Seller 401(k) Plan are or are part of an "eligible retirement plan." For purposes of this Section 6.1(b), the term "eligible retirement plan" shall have the meaning set forth in Sections 401(a)(31)(D) and 402(c)(8)(B) of the Code. Buyer shall indemnify Seller in accordance with Section 9.4 against any losses incurred by it as a result of the failure of Buyer's 401(k) Plan to qualify as an "eligible retirement plan." Similarly, Seller shall indemnify Buyer in accordance with Section 9.4 against any losses incurred by it as a result of the failure of Seller 401(k) Plan to qualify as an "eligible retirement plan."

                  (iii) RETIREE MEDICAL. If an employee of the Company is entitled on or prior to the Closing Date to elect the retiree medical coverage under a Seller Benefit Plan, such employee may elect to receive such coverage under the terms of the Seller Benefit Plan as in effect on the Closing Date commencing either at the Closing Date or upon termination of the employee's employment with Buyer or one of its Affiliates on or prior to attaining age 65. Such electing employee shall not be required to pay for coverage during the period of employment with Buyer or one of its Affiliates so long as such employee has not yet commenced receiving coverage under such Seller Benefit Plan.

                  (c) ADDITIONAL PROVISIONS RELATING TO EMPLOYEES. (i) EMPLOYEE TRANSFER. Buyer shall make offers of employment, to be effective as of the Closing Date, to all domestic and foreign employees (collectively, the "ASSET EMPLOYEES") of the Asset Sellers identified in Section 6.1(c) of the Seller Schedule (adjusted to reflect terminations and hirings in the Ordinary Course of Business from the date hereof and finalized at least 10 days prior to the Closing Date and delivered to Buyer). The employees who accept such offer of employment made by Buyer, or are automatically transferred to Buyer shall be referred to as, the "TRANSFERRED EMPLOYEES"). Except as may be required by applicable laws, Buyer shall have no obligation to offer employment to individuals who are not actively at work on the Closing Date or absent from work due to approved leaves of absence unless or until any such person returns from such inactivity or leave. At such time, Buyer shall be obligated to offer employment to such person or, if no job is then available, be liable for any severance to which person would be entitled. For purposes of this Agreement, "ACTIVELY AT WORK" means employees who are not on long-term disability or who are not eligible for long-term disability but have been continuously absent from work for a period exceeding 60 days and not expected to return prior to the Closing Date. Without limiting Buyer's obligations under any other provision of this Section 6, Buyer's offers of employment shall be at least at the current wage or salary rate for such employees.

                  (ii) Starting on the Closing Date, Buyer shall, for a period ending on the date twelve (12) months after the Closing Date, provide each Continuing Employee who continues his or her employment after the Closing Date with total cash compensation at least equal to such Continuing Employee's total cash compensation during the twelve months immediately prior to the Closing Date. Starting on the Closing Date, Buyer shall also, for a period ending on the date twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each Continuing Employee that are no less favorable in the aggregate to those provided by Buyer to its employees who are similarly situated to such Continuing Employee ("BUYER PLANS"). Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date Buyer shall, for a period ending on the date twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each Continuing Employee that is no less favorable than the Seller's Severance Plans in effect immediately prior to the Closing Date with respect to such Continuing Employee.

                  (iii) Buyer acknowledges that the Acquired Rights Directive (77/187 EEC) as enacted in the Member States of the European Union and similar laws in other jurisdictions which safeguard the rights of employees in transfers of undertakings, businesses or parts of businesses (collectively, the "TRANSFER LAWS") may operate to automatically transfer all or some of the Asset Employees to Buyer. Buyer agrees that it will comply with the Transfer Laws, if any, of any jurisdiction in which the Asset Employees are employed. Buyer agrees that after the Closing Date, the contracts of employment of the Transferred Employees (except for any rights or obligations which do not transfer under the Transfer Laws, or are not otherwise assumed by Buyer), if any, will have effect as if originally entered into between Buyer and the Transferred Employees.

                  (d) OTHER EMPLOYEE BENEFITS MATTERS. (i) SERVICE CREDIT. Under Buyer's employee benefit plans, arrangements and policies, each employee of the Analytical Instruments Business who continues employment with the Analytical Instruments Business after the Closing without interruption shall receive credit for service accrued or deemed accrued prior to the Closing Date with Seller, any Subsidiary or any of their respective Affiliates for all purposes of such plans (except for purposes of benefit accruals under pension and post-retirement benefit plans), and shall be entitled to participate in any such employee benefit plans. Buyer shall also permit the employees of the Analytical Instruments Business and their eligible dependents to participate in its group health plans, and shall waive any waiting periods and any restrictions and limitations on preexisting medical conditions.

                  (ii) PLANT CLOSING LAWS. After the Closing Date, Buyer shall be responsible for providing any notice of layoff or plant closing, as may be required, with respect to the Analytical Instruments Business after the Closing pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal law, and any applicable plant closing notification Law.

                  (iii) POST-CLOSING BENEFITS. Until December 31, 1999, Buyer shall continue for employees "actively at work" (as defined herein) healthcare and welfare benefits that are comparable or similar to those benefits under Seller's plan as of the Closing Date for continuing employees. Seller agrees to cooperate with Buyer to facilitate the coordination of such benefits during such period provided that Buyer shall have no obligation to provide post-termination life insurance.

                  (iv) UK PENSION PLAN. With respect to the defined benefit pension plan of Perkin-Elmer Ltd. maintained or contributed to by the Company (the "UK PENSION PLAN"), Seller shall pay on the Closing Date to Buyer the sum of (pound) 2.1 million in respect of agreements reached between Seller and Buyer concerning the UK Pension Plan and on or after the Closing Date, Buyer shall assume and become the sponsor of the UK Pension Plan and have responsibility for all liabilities, obligations and costs arising out of or in connection with the UK Pension Plan.

                  (v) ACCRUED VACATION. Buyer shall, or shall cause the Transferred Subsidiary to, provide for Employees of the Analytical Instruments Business to take their accrued vacations after the Closing Date, in such manner and at such times as is consistent with Seller's past practices and not disruptive of the Analytical Instruments Business.

                  (vi) CONSULTATION REQUIREMENTS. Seller and Buyer shall cooperate to take whatever steps are reasonably necessary to comply with any employee consultation requirements arising under any applicable law.

                  (vii) NO LIABILITY. Other than as expressly assumed in this
         Article 6, Buyer shall not be liable for any benefits under any Seller Benefit Plan which is not maintained by the Company after the Closing or under any Benefit Plan ever maintained by the Company. Buyer shall not be liable for long-term disability benefits nor any other benefit payable for Asset Employees who are not "actively at work" (as defined herein) on or prior to the Closing Date. Buyer shall not be liable for any health care continuation benefits for employees who terminated employment on or prior to the Closing Date.

                  (viii) RETENTION OF LIABILITIES BY SELLER. Seller and the Subsidiaries shall retain all pension obligations under the Seller Plan with respect to Employees of the Analytical Instruments Business which accrue up to and including the Closing Date. Benefits relating to such pension obligations shall be provided by Seller and the Subsidiaries to

         Employees under the terms of the Seller Plan, based only upon the Employee=s credited service with Seller and the Subsidiaries and measured by the applicable benefit formula in effect on the Closing Date, and subject to all other terms, conditions and limitations of the Seller Plan in effect on the Closing Date.

                  (ix) CO-OPERATIONS. Buyer and Seller agree to cooperate to obtain any amendments of any of the collective bargaining agreements which may be necessary to implement the provisions of this Agreement.

7.       TERMINATION

                  7.1. GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual written consent of Buyer and Seller or (b) by Buyer or Seller by written notice to the other party in the event that the Closing Date shall not have occurred on or before October 31, 1999; PROVIDED, HOWEVER, that if the Closing Date shall not have occurred on or before such date due to the act or omission of Buyer or Seller, then that party may not terminate the Agreement. This Agreement may also be terminated and the transactions contemplated herein abandoned by either Buyer or Seller by written notice to the other party, in the event a Material Adverse Closing Event has occurred. As used in this Agreement, a "MATERIAL ADVERSE CLOSING EVENT" means that (i) the representations and warranties of Seller have failed to be true and correct as of the Closing or such earlier date on which such representations and warranties are made and (ii) the Damages therefore reasonably expected to result from such failure equal or exceed $40 million.

                  7.2. OBLIGATIONS IN EVENT OF TERMINATION. In the event of any termination of the Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly null and void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that the obligations of the parties under Section 4.1 with respect to confidentiality and
Section 9.2 and this Section 7.2 shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

8.       TRANSACTIONS AND ACTIVITIES SUBSEQUENT TO CLOSING

                  8.1. ACCESS TO BOOKS AND RECORDS; CONFIDENTIALITY. (a) For a period of ten (10) years following the Closing Date, Buyer shall retain and afford, and will cause its Affiliates to retain and afford, to Seller and its Subsidiaries, including the Subsidiary Asset Sellers, their counsel and their accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of the Analytical Instruments Business and of the Transferred Subsidiaries (including, without limitation, any books, records or other data that may be reasonably requested by Seller in connection with any audit described in Section 8.4(c)) with respect to the period prior to the Closing Date and, in the case of any Transferred Subsidiary, with respect to the applicable current taxable period, to the extent that such access may be reasonably required by Seller or any Subsidiary Asset Seller to facilitate (i) the preparation and timely filing by Seller or such Subsidiary Asset Seller of such Tax Returns as it may be required to file with respect to the operations of the Analytical Instruments Business or the preparation and timely filing of such Tax Returns as Seller shall bear responsibility for preparing pursuant to Section 8.4, the making of any election related to Taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against Seller or such Subsidiary Asset Seller by third parties in connection with the Analytical Instruments Business and (iii) the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have not been assumed by Buyer under this Agreement. Buyer will not, and will cause its Affiliates not to, dispose of, alter or destroy any such books, records and other data without giving thirty
(30) days' prior notice to Seller to permit Seller, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

                  (b) Buyer shall further cooperate with Seller in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any Excluded Liabilities which have not been assumed by Buyer under this Agreement including, without limitation, by making available evidence within the control of Buyer and Persons needed as witnesses employed by Buyer, in each case as reasonably needed for such defense. Seller shall reimburse Buyer for its reasonable out-of-pocket costs relating to its cooperation under this subparagraph.

                  (c) For a period of ten (10) years following the Closing Date, Seller shall retain and afford, and will cause the Subsidiary Asset Sellers to retain and afford, to Buyer, its counsel and its accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of Seller and the Subsidiary Asset Sellers with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Buyer or any Affiliate of Buyer to facilitate (i) the preparation by Buyer or such Affiliate of such Tax Returns as it may be required to file with respect to the operations of the Analytical Instruments Business, the making of any election related to Taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against Buyer or such Affiliate by third parties in connection with the Analytical Instruments Business and (iii) the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have been assumed by Buyer under this Agreement. Seller will not, and will cause its Affiliates not to, dispose of, alter or destroy any such books, records and other data without giving thirty
(30) days' prior notice to Buyer to permit Buyer, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

                  (d) Seller further agrees to cooperate with Buyer in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liability which has been assumed by Buyer hereunder, including, without limitation, by making available evidence within the control of Seller and Persons needed as witnesses employed by Seller, in each case as reasonably needed for such defense. Buyer shall reimburse Seller for its reasonable out-of-pocket costs relating to its cooperation under this subparagraph.

                  8.2. FURTHER AGREEMENTS. Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Analytical Instruments Business, the Transferred Subsidiaries or the Assets and to deal with the contents of such communications in any proper manner. Seller shall, and shall cause other Asset Sellers to, promptly deliver to Buyer any mail or other communication received by them after the Closing Date pertaining to the Analytical Instruments Business, the Transferred Subsidiaries or the Assets and any cash, checks or other instruments of payment to which Buyer is entitled. Buyer shall promptly deliver to Seller any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities described in Sections 1.3 and 1.7, and any cash, checks or other instruments of payment in respect thereof.

                  8.3. ASSET RETURNS. In the event Buyer receives any assets of the Company that are not intended to be transferred pursuant to the terms of this Agreement, Buyer agrees to promptly return such assets to Seller at Seller's expense. In the event any payments are made to Buyer following the Closing with respect to Accounts Receivable that are not attributable to the Analytical Instruments Business or that relate to any Excluded Assets or Excluded Liabilities, Buyer agrees to forward such payments to Seller promptly. In the event any payments are made to Seller following the Closing with respect to Accounts Receivable that are attributable to the Analytical Instruments Business or that relate to any Assets or Assumed Liabilities, Seller agrees to forward such payments to Buyer promptly. In the event that, following the Closing, Seller or any of the Subsidiaries receives any assets that were intended to be, but were not, transferred pursuant to this Agreement at the Closing, Seller shall promptly notify Buyer to such effect and shall comply with its obligations in respect thereof contemplated by Section 1.5.

                  8.4. CERTAIN TAX MATTERS. (a) Seller shall prepare, or cause to be prepared, all Tax Returns in respect of the Transferred Subsidiaries for all taxable periods ending on or prior to the Closing Date and all taxable periods beginning prior to the Closing Date and ending after the Closing Date. In the case of any such Tax Return that is filed after the Closing Date, Buyer shall deliver to Seller at least 60 days prior to the due date for filing the relevant Tax Return a true and correct accounting of all relevant Tax Items (as defined below) relating to the applicable Transferred Subsidiary for the taxable period. Seller shall submit any part of such Tax Return relating to a Transferred Subsidiary to Buyer at least 30 days prior to the date on which the Tax Return is due (including extensions). Buyer shall submit its comments to Seller within 14 days of receipt of the relevant portions of such Tax Return. If such Tax Return relates to a period ending on or prior to the Closing Date, Seller shall not be required to alter the Tax Return to reflect such comments unless Buyer receives an opinion of counsel, which counsel shall be reasonably acceptable to Seller, to the effect that failure to make such alteration would create a significant risk of imposition of a penalty on Buyer or any Transferred Subsidiary. If such Tax Return relates to a period ending after the Closing Date, Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of Buyer's review of such Tax Return and mutually to consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute, the parties shall jointly request that a mutually acceptable accounting firm which is not the past or then current principal auditors of Buyer or Seller resolve any issue before the due date of any such Tax return, in order that such Tax return may be timely filed. The scope of the accounting firm's review shall be limited to the disputed items. Seller and Buyer shall each pay one-half of the accounting firm's fees and expenses. The term "Tax Item" shall mean any item of income, capital gain, net operating loss, deduction, credit or other Tax attribute relevant to the calculation of Tax liability.

                  (b) Buyer shall timely file, or cause to be timely filed, all Tax Returns prepared pursuant to this Section 8.4 that are filed after the Closing Date (other than any consolidated returns relating to pre-Closing tax periods of any Transferred Subsidiary). Buyer shall pay to the relevant taxing authority all Taxes due in connection with any such Tax Return. If, pursuant to
Section 9.4, Seller would be liable for any Taxes relating to such Tax Return, Seller shall pay the amount of such Taxes to Buyer no later than five (5) Business Days after the Tax Return is filed.

                  (c) Notwithstanding anything in this Agreement to the contrary, Seller shall control the representation of the interests of Seller and any Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns with respect to which Seller may be liable for Taxes pursuant to this Agreement; PROVIDED, HOWEVER, that Seller will consult with Buyer regarding any Tax issue of a Transferred Subsidiary that may have a materially adverse effect on the Tax liability of Buyer, any of its Affiliates or any Transferred Subsidiary for any period ending after the Closing Date and, in such situation, Buyer shall have the right, at its discretion, to participate in (but not to control) any such audit or proceeding solely with respect to such Tax issue, provided that, in such case, Buyer shall not communicate with any taxing authority in connection with such audit or proceeding without the consent of Seller. Buyer shall have the right, at its discretion after good faith consultation with Seller, to release Seller from its obligation to indemnify Buyer with respect to such Tax issue by a written agreement mutually agreed to by Seller and Buyer and, in that event, to control the representation of the interest of the relevant Subsidiary solely with respect to such Tax issue. Seller and Buyer shall bear their own expenses with respect to their participation in any proceeding under this Section 8.4(c).

Buyer and Seller mutually agree to consult and cooperate with each other so that the transfer of control is effected in a manner that will minimize any disruption to any such audit or proceeding and so that Seller is not prejudiced in any way.

                  (d) Each of Seller and Buyer shall promptly notify the other party in writing upon receipt by the notifying party, or any Affiliate of the notifying party, of notice of any pending or threatened Tax audits or assessments relating to Taxes covered by Section 8.4.

                  (e) Seller shall provide Buyer with such information as is necessary for the application of the incremental research credit provisions of Code section 41(f)(3)(A).

                  (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law. Buyer agrees not to make any election under Section 338 of the Code (other than with respect to BSW) unless Seller consents to such election in writing which consent shall not be unreasonably withheld.

                  8.5. NON-SOLICITATION OF EMPLOYEES. (a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, without the prior written consent of Buyer, Seller shall refrain from, either alone or in conjunction with any other Person (including any Affiliate), directly or indirectly:

                  (i) soliciting the employment by Seller or any of its Affiliates of any Transferred Employee unless such Transferred Employee is terminated by Buyer; or

                  (ii) causing or attempting to cause any Transferred Employee to resign or sever a relationship with Buyer or any of its subsidiaries (including the Transferred Subsidiaries).

                  (b) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, without the prior written consent of Seller, Buyer shall refrain from, either alone or in conjunction with any other Person (including any Affiliate), directly or indirectly:

                  (i) soliciting the employment by Buyer or any of its Affiliates of any Person who is an employee of Seller or any of the Subsidiaries other than Transferred Employees unless such employee is terminated by Seller; or

                  (ii) causing or attempting to cause any employee of Seller or any of its subsidiaries other than Transferred Employees to resign or sever a relationship with Seller or any of the Subsidiaries.

                  (c) The parties agree that the foregoing restrictions in subsections (a) and (b) shall not apply to any general solicitation by Buyer or Seller not specifically directed at employees of Seller or Transferred Employees made in a newspaper or other periodical.

                  8.6. NON-COMPETITION. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, without the prior written consent of Buyer, Seller shall refrain from, either alone or in conjunction with any other Person (including any Affiliate), directly or indirectly, manufacturing, distributing, servicing or selling products or their successor products that are the same or substantially similar to those manufactured, distributed and/or sold by the Analytical Instruments Business or under development as of the date of this Agreement, solely as such products are specifically listed in Section 8.6(a) of the Seller Schedule (the "ANALYTICAL INSTRUMENTS PRODUCTS"), in any field of use listed in Section 8.6(b) of the Seller Schedule, or in any field of use other than Life Sciences (as defined below) listed in Section 8.6(c) of the Seller Schedule, to the extent (but only to the extent) that Seller and its subsidiaries (exclusive of the Analytical Instruments Business), as of the date of this Agreement, are not manufacturing, producing, developing, distributing or selling such products in such fields, and have no pending plans to do so (the "EXCLUDED FIELDS"). Buyer expressly acknowledges that Seller shall not be in violation of this Section 8.6 if it develops or sells products listed in Section 8.6(a) of the Seller Schedule for applications outside the fields of use set forth in Section 8.6(b) of the Seller Schedule. Buyer further acknowledges that the foregoing provisions of this
Section 8.6 shall not be construed to prohibit any Person that becomes a controlling Affiliate of Seller following the Closing Date from continuing to engage in any business in which it is engaged at the time it becomes such a controlling Affiliate. As used in Section 8.6(c) of the Seller Schedule, "LIFE SCIENCES" means the measurement, creation or purification of substances for the purpose of characterizing and/or altering biological organisms, or constituents thereof. Life Sciences does not include material science or petroleum analysis.

9.       MISCELLANEOUS

                  9.1. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, unless in the opinion of counsel to such party such release or announcement is required by law or the requirements of the New York Stock Exchange.

                  9.2. EXPENSES. Subject to the provisions of Section 9.3, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees.

                  9.3. TRANSFER TAXES AND RECORDING EXPENSES. Buyer and Seller shall each pay and be responsible for fifty percent (50%) of all U.S. or foreign transfer, documentary, sales, excise, stamp, motor vehicle, registration, value added or similar taxes and notary, filing or recording expenses or fees, if any, required to be paid in connection with this Agreement and the transactions contemplated hereby (other than the transactions contemplated by Section 4.3 for which taxes, recording fees and other charges and expenses shall be paid by Seller), including any interest charge, penalty or addition to tax with respect thereto. Each party shall be entitled to pay any such amounts on behalf of the other party, and the non-paying party shall promptly reimburse the paying party for any amounts so paid.

                  9.4. INDEMNIFICATION. (a) Seller shall indemnify and hold Buyer harmless against and in respect of (i) all obligations and liabilities of Seller and the Subsidiaries (other than the Transferred Subsidiaries), whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to this Agreement or the Assumption Agreement; (ii) any loss, liability, damage, claims, costs or expenses (including reasonable attorneys' fees and other reasonable costs of defense) (but excluding any liability for taxes of any kind or interest or penalties thereon which are included in the calculation of the Tax cost or Tax Benefit under Section 9.4(e)) (collectively, "DAMAGES") incurred or sustained by Buyer as a result of any breach by Seller of its covenants contained herein which survive the Closing; (iii) any Damages incurred or sustained by Buyer as a result of any breach by Seller of its representations and warranties contained herein; PROVIDED, that (x) Seller shall be required to indemnify Buyer pursuant to this clause (iii) for such breaches if, and only to the extent that, the aggregate actual Damages (as adjusted pursuant to Section 9.4(e)) resulting from such breaches to Buyer exceeds $4,600,000, (y) Seller shall not be required to indemnify Buyer pursuant to this clause (iii) in an aggregate amount in excess of $425 million, and (z) any claim for indemnification under this clause (iii) must be made in writing with reasonable specificity to Seller by Buyer prior to the expiration (as specified in Section 3.3) of the representation or warranty in respect of which such claim for indemnification is made; (iv) to the extent exceeding the amounts accrued on the Closing Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles) , any Taxes of the Transferred Subsidiaries with respect to any taxable period ending on or before the Closing Date (and any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), it being agreed that any allocation required to determine Taxes attributable to any period beginning before and ending on the Closing Date shall be made by means of a closing of the books and records of the Transferred Subsidiaries as of the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days; (v) the Excluded Liabilities, (vi) all Damages in connection with Excluded Assets and (vii) any liabilities of the Transferred Subsidiaries under Environmental Laws attributable to the ownership or leasing of real property that has been disposed of (or the lease in respect of which terminated or expired) prior to the Closing Date.

                  (b) Buyer shall indemnify and hold Seller and the other Asset Sellers harmless against and in respect of (i) all obligations and liabilities of Seller and the other Asset Sellers expressly assumed by Buyer pursuant to this Agreement or the Assumption Agreement; (ii) any actual Damages incurred or sustained by Seller or the other Asset Sellers as a result of any breach by Buyer of its covenants contained herein; (iii) any Damages incurred or sustained by Seller or any of the other Asset Sellers as a result of any operations of the Analytical Instruments Business after the Closing; (iv) any Damages incurred or sustained by Seller or any of the other Asset Sellers as a result of any breach by Buyer of its representations and warranties contained herein; provided, that (x) Buyer shall be required to indemnify Seller and the other Asset Sellers pursuant to this clause (iv) for such breaches if, and only to the extent that, the aggregate actual Damages (as adjusted pursuant to Section 9.4(e)) resulting from such breaches to Seller and the Subsidiary Asset Sellers exceeds $4,600,000, (y) Buyer shall not be required to indemnify Seller and the Subsidiary Asset Sellers pursuant to this clause (iv) in an aggregate amount in excess of $425 million, and (z) any claim for indemnification under this clause (iv) must be made in writing with reasonable specificity to Buyer by Seller prior to the expiration (as specified in Section 3.3) of the representation or warranty in respect of which such claim for indemnification is made; and (v) all obligations of Seller or any of the Subsidiaries (other than the Transferred Subsidiaries) under any guarantees, indemnities, surety bonds, letters of credit or letters of comfort given or obtained by Seller or any of the Subsidiaries (other than the Transferred Subsidiaries) for the benefit of the Analytical Instruments Business as to which no substitution has been effected pursuant to Section 4.4 prior to the Closing.

                  (c) With respect to third-party claims, all claims for indemnification by Buyer or Seller, as the case may be (an "INDEMNIFIED PARTY"), hereunder (other than claims specifically addressed in Section 8.4(c)) shall be asserted and resolved as set forth in this Section 9.4(c). In the event that any written claim or demand for which Buyer or Seller, as the case may be (an "INDEMNIFYING PARTY"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "CLAIM NOTICE"). The Indemnifying Party shall have thirty (30) days from the date of receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (A) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (B) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Sections 9.4(a) and 9.4(b). Buyer and Seller shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

                  (d) The indemnities provided in this Section 9.4 shall survive the Closing. Except with respect to claims based on actual fraud, the indemnity provided in this Section 9.4 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by paragraphs (a) and (b) above.

                  (e) The amount of any Damages for which indemnification is provided under this Section 9.4 shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Damages. If the amount with respect to which any claim is made under this Section 9.4 (an "INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. Any indemnity payment made pursuant to an Indemnity Claim shall be increased to take account of any net Tax cost incurred by the claiming party arising from the receipt of indemnity payments hereunder. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.4(e), a "TAX BENEFIT" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For purposes of this Section 9.4(e), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the

Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 9.4(e). The amount of the refunded reduction or payment shall be deemed a payment under this Section 9.4 and thus shall be paid subject to any applicable reductions under this Section 9.4(e).

                  (f) The parties agree that any indemnifications payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                  (g) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Section 9.4 to use all reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages. Without limiting the foregoing, otherwise indemnified Damages under or relating to Environmental Laws shall be indemnified hereunder only to the extent such Damages were reasonably required to be incurred under Environmental Laws.

                  (h) Notwithstanding anything to the contrary contained herein, neither party hereto nor any Affiliate of either of them shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby (it being understood, however, that lost revenues or income may, if otherwise appropriate, be utilized in the valuation of Assets or Subsidiary Stock for purposes of the calculation of any Damages, except to the extent a party to this Agreement or any of its Affiliates is liable for such consequential, punitive or special damages to a third party.

                  (i) Buyer shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Buyer, any Transferred Subsidiary or any Affiliate thereof after the Closing of Taxes relating to any taxable period ending on or before the Closing Date or, with respect to any taxable period beginning before and ending after the Closing Date, Taxes relating to the portion of such period beginning before and ending on the Closing Date determined as provided in Section 9.4(a)(iv). Buyer shall, if Seller reasonably so requests, cause the relevant Transferred Subsidiary (or other related entity) to file for any refund or credit to which Seller believes it is entitled under this Section 9.4(i).

                  9.5. ENVIRONMENTAL REMEDIATIONS. (a) After the Closing, Seller and Buyer shall equally share the cost of any investigation, monitoring, clean-up or other remediation of any release of Materials of Environmental Concern ("ENVIRONMENTAL REMEDIATION") at or from any Plant or any real property currently owned by any Transferred Subsidiary or leased by any Transferred Subsidiary from any third party to the extent any such Environmental
Remediation: (i) relates to events or conditions occurring or existing on or prior to the Closing Date and (ii) is reasonably required by Environmental Laws; provided that in no event shall Buyer=s obligations pursuant to this Section 9.5(a) exceed $4 million in the aggregate.

                  (b) Seller shall perform all Environmental Remediations subject to cost-sharing pursuant to Section 9.5 (a) hereof ("SHARED REMEDIATIONS"). Notwithstanding any provision of this Agreement to the contrary, Seller shall have no obligation to perform or provide indemnification for any Environmental Remediation, and Buyer shall be solely responsible for and shall indemnify and hold harmless Seller and the Asset Sellers against any Damages relating to, any Environmental Remediation at or relating to any Plant or any real property currently owned by any Transferred Subsidiary or leased by any Transferred Subsidiary from any third party to the extent such Environmental Remediation is not a Shared Remediation.

                  (c) Seller and Buyer agree that any Shared Remediation shall be undertaken and performed in the most cost-effective manner reasonably acceptable to the Governmental Authority with jurisdiction over the Shared Remediation. Seller and Buyer shall cooperate and take all reasonable actions to eliminate and minimize costs relating to any Shared Remediation, including without limitation, if reasonably requested by Seller, Buyer shall impose deed restrictions on properties subject to Shared Remediations limiting such properties to future uses that will not result in materially greater Environmental Remediation expenses than if such future uses were restructured to industrial or commercial uses.

                  (d) In any Shared Remediation, Seller shall have sole authority over communications and negotiations with any Governmental Authority; PROVIDED HOWEVER, that Seller shall coordinate in advance with and obtain approval from Buyer for such communication or negotiation, such approval not to be unreasonable withheld, and Seller shall promptly provide Buyer with copies of all written communications and a summary of all negotiations and oral communications with Governmental Authorities relating to Shared Remediations.

                  (e) Buyer agrees that upon reasonable prior notice to Buyer, Seller and Seller's agents and representatives shall have the right to enter upon any property at which a Shared Remediation is being undertaken, or is proposed to be undertaken, in order to initiate, implement or complete any Shared Remediation. Seller shall use all reasonable efforts to conduct all Shared Remediations in a manner which, to the extent practicable, avoids interference with or minimizes any interference with Buyer's use of the property subject to the Shared Remediation.

                  9.6. PRE-CLOSING LITIGATION. (a) After the Closing, Seller and Buyer shall equally share the cost of and Damages with respect to any action, suit, proceeding, dispute, claim or investigation arising out of or related to the operations of the Analytical Instruments Business which is filed or commenced at any time after the date of this Agreement and prior to the Closing against Seller or any of its Affiliates or which is set forth in Section 9.6 of the Seller Schedule ("PRE-CLOSING LITIGATION"); PROVIDED that in no event shall Buyer=s obligations pursuant to this Section 9.6(a) exceed $4 million in the aggregate; and PROVIDED FURTHER that in no event shall Buyer=s obligations with respect to Damages (other than attorneys fees and costs of defense which shall in no way be limited except as set forth in the preceding proviso) with respect to item 3 of Section 9.6 of the Seller Schedule exceed $1 million.

                  (b) Seller and Buyer shall cooperate and take all reasonable actions to eliminate and minimize any Damages relating to any Shared Litigation. Seller shall have the right to defend the Pre-Closing Litigation by appropriate proceedings and shall have the sole power to direct and control such defense (except for item 3 of Section 9.6 of the Seller Schedule, which Buyer shall have sole power to direct and control) subject to cost-sharing pursuant to Section
9.6 (a) hereof ("SHARED LITIGATION"); PROVIDED that in no event shall Seller (or Buyer, as the case may be) settle, compromise or offer to settle or compromise any Shared Litigation without the prior written consent of Buyer (or Seller, as the case may be) to all terms of such settlement or compromise; and PROVIDED FURTHER that Buyer shall have the right to defend against any Pre-Closing Litigation if Seller declines or fails to do so in a timely manner. Notwithstanding any provision of this Agreement to the contrary, Seller shall have no obligation to perform or provide indemnification for any Shared Litigation. Buyer shall receive one-half of any proceeds received by Seller in the final resolution after exhaustion of available appeals of item 3 of Section
9.6 of the Seller Schedule, up to a total payment to Buyer of $1 million. Buyer shall allow Seller access to employees and records of the Analytical Instruments Business relating to Shared Litigation.

                  9.7. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

                  (a)      If to Seller:

                  The Perkin-Elmer Corporation
                  761 Main Avenue
                  Norwalk, Connecticut  06859
                  Attention:  Secretary
                  Fax: (203) 761-5000

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Richard A. Garvey, Esq.
                  Fax: (212) 455-2502

                  (b)      If to Buyer:

                  EG&G, Inc.
                  45 William Street

                  Wellesley, Massachusetts 02481
                  Attention: Murray Gross, Esq.
                  Fax: (781) 431-4183

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third Business Day after the mailing thereof or on the first day after delivery by overnight courier.

                  9.8. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  9.9. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.10. BULK SALES LAW. Buyer and Seller each agree to waive compliance by the other with the provisions of the bulk sales law of any jurisdiction.

                  9.11. ASSIGNABILITY. This Agreement shall not be assignable by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided, that Buyer may assign its rights and obligations, in whole or in part, to one or more majority-owned subsidiaries of Buyer so long as Buyer remains bound by all the terms of this Agreement to the same extent as if no such assignment or assignments has been made.

                  9.12. AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  9.13. SCHEDULES AND EXHIBITS. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Information in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

                  9.14. OTHER COVENANTS. In addition to Seller's obligations set forth in Section 2.5 hereof, to the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (i) Seller and Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (ii) if in the reasonable judgment of Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in any lawful arrangement designed to provide for Buyer the benefits under any such Assets.

                  9.15. SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  9.16. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

                  9.17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  9.18. GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any suit, action or proceeding against any party with respect to this Agreement may be brought in a court of the United States sitting in the City of New York in the State of New York or in the Commonwealth of Massachusetts or, if jurisdiction is lacking in such a court, in a court of record in the State of New York or the Commonwealth of Massachusetts, and each party hereto hereby irrevocably waives, to the

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fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action or proceeding and further waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and each hereby submits to such jurisdiction.

                  9.19. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                                            THE PERKIN-ELMER CORPORATION



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            EG&G, INC.



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title: